As filed with the Securities and Exchange Commission on _________
Registration No. _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE–EFFECTIVE AMENDMENT NO.1 TO
REGISTRATION STATEMENT ON

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

US SolarTech, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	3674	27-0128686
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

US SolarTech, Inc.
199 Main Street Suite 708
White Plains, New York 10601
(914) 287-2423

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Mohd Aslami
Chief Executive Officer
680 N. Main Street, C-2
Wolfeboro, NH 03894

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

Daniel E. Baron, Esq.
c/o Outside Counsel Solutions, Inc.
1430 Broadway, Suite 1615
New York, NY 10018
Phone: (646) 328-0782
Fax: (646) 328-1162

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer," "accelerated filer” and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $.0001 per share	14,018,956	$1.50	$21,028,434	$826.42

(1) Consisting of shares of common stock issued to the selling stockholders hereunder, shares of common stock issuable upon exercise of warrants, and shares of common stock issuable upon conversion of US SolarTech, Inc.’s Series A Preferred Stock.

(2) Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of common stock as may become issuable by reason of share splits, share dividends, and similar adjustments as set forth in the provisions of the registrant’s warrants, options, and preferred stock.

(3) Estimated pursuant to Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee and based on the last sale of registrant’s common stock as no exchange or over-the-counter market exists for the registrant’s common stock. The last sale of shares of the registrant’s common stock occurred on December 31, 2008 at a price of $1.50.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April ___, 2009

Preliminary Prospectus

US SolarTech, Inc.

14,018,956 Shares of Common Stock

The registration statement of which this prospectus is a part registers the resale of a total of 14,018,956 shares of common stock, $.0001 par value per share (the "Common Stock") of US SolarTech, Inc (the “Company”) comprised of:

•	12,666,666 shares of our common stock held by certain of our shareholders;

•	666,666 shares of our common stock issuable on conversion of shares of our Series A Preferred Stock, par value $.0001 per share, issued to Mr. Abdulaziz M. Alnamlah; and

•	685,624 shares of our common stock issuable upon exercise of warrants to purchase our common stock held by certain shareholders.

We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.   We will only receive proceeds from the issuance of shares of common stock upon the exercise of warrants. Our common stock is not currently listed on any exchange or quotation system. In connection with this offering, we are applying to list our common stock for quotation on the OTC Bulletin Board.  Accordingly, there is no set market price for our common stock.  Our last private sale of securities on December 31, 2008 valued our common stock at $1.50 per share.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK.  THESE SECURITIES SHOULD ONLY BE PURCHASED BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.  SEE "RISK FACTORS," BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPOROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is April ___, 2009.

TABLE OF CONTENTS

AVAILABLE INFORMATION	5
PROSPECTUS SUMMARY	6
THE OFFERING	8
RISK FACTORS	9
USE OF PROCEEDS	27
DETERMINATION OF OFFERING PRICE	28
DILUTION	29
DIVIDEND POLICY	30
CAPITALIZATION	31
BUSINESS	32
PROPERTIES	42
LITIGATION	43
MANAGEMENT	47
PRINCIPAL STOCKHOLDERS	53
SELLING STOCKHOLDERS	55
SHARES ELIGIBLE FOR FUTURE SALE	60
PLAN OF DISTRIBUTION	61
DESCRIPTION OF SECURITIES	63
LEGAL MATTERS	66
EXPERTS	67
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS	68
FINANCIAL STATEMENTS	F-1

You should only rely on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  This prospectus may only be used where it is legal to offer and sell the securities described herein.  Unless otherwise indicated, the information in this prospectus is only current as of the date of this prospectus.

AVAILABLE INFORMATION

US SolarTech , Inc., referred to herein as the Company, we, us, our, and similar such references, has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-l (such Registration Statement, together with all amendments and exhibits thereto, being hereinafter referred to as the “Registration Statement”) under the Securities Act of 1933, for the registration under the Securities Act of the common stock offered hereby.  This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.  Reference is hereby made to the Registration Statement, which contains further information with respect to the Company and our common stock.  Statements herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

Following completion of this offering (the “Offering”), the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith will file reports, including annual and quarterly reports, proxy statements and other information with the Commission.  Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at the Commission’s Public Reference Room, 100 F Street, NE, Washington, D.C.  20549 and the regional offices of the Commission listed at http://www.sec.gov/contact/addresses.htm, including the New York regional office at 3 World Financial Center, Suite 400 New York, NY 10281-1022. Further information on the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330.  In addition, such reports, proxy statements and other information may be accessed through the Commission’s Internet website located at http://www.sec.gov.

We publish our financial statements in United States dollars (“dollars” or “$”) and all references to dollars herein are to United States dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in the Prospectus Summary and under the captions “Risk Factors,” “Business”, “Management's Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.   Such factors include, among others, the following: changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of our products; fluctuations in energy prices; technological advancements in the manufacture of solar cells and their efficiencies; new discoveries associated with alternative energy; government incentives available to competing businesses; unanticipated challenges to our intellectual property rights; availability of qualified personnel; the loss of any significant customers; and other factors both referenced and not referenced in this Prospectus.   When used in this Prospectus, the words “estimate,” “project,” “anticipate,” “expect,” “intend,” “believe,” and similar expressions are intended to identify forward-looking statements.

PROSPECTUS SUMMARY

Overview

We are a technology company positioned to commercialize our proprietary intellectual property to manufacture high purity silicon used in the production of silicon wafers and solar cells.    We believe that our unique and versatile approach will enable us to effectively compete in the rapidly growing solar energy market.

We were formed as Silica Tech, LLC, a limited liability company, in Connecticut on September 9, 2004.  Since our formation, we have developed our own proprietary plasma-based technology for use in the solar energy industry.  We also purchased certain assets, including patented intellectual property, associated with the manufacture of optical fiber from FiberCore, Inc. a Chapter 7 debtor, pursuant to an Asset Purchase and Settlement Agreement approved by the United States Bankruptcy Court, District of Massachusetts (Western Division) on February 3, 2006.  Silica Tech, LLC was converted into US SolarTech, Inc., a Delaware corporation, effective January 1, 2009.  See “Recent Events” for a discussion of the conversion.

We are in the process of commercializing our plasma technology and processes for the manufacture of silicon and other products used in the rapidly growing solar energy industry.  Despite its significant growth, solar energy represents less than 2% of global energy usage and we believe that substantial growth lies ahead.  Over the past several years, it has been reported that solar cell manufacturers have been experiencing a severe shortage in silicon, the primary raw material used in the manufacture of solar cells.  While analysts cited in The Green Chip Review, Solarbuzz, Semiconductor International and other industry publications anticipate that there will be an increase in supply of such raw materials in 2010 and 2011, it is uncertain whether that additional supply will meet or exceed demand.  Although the current global recession is reducing demand growth and available credit, we believe that solar technology will remain strong as the demand for alternative energy technologies continues growing and as silicon usage in the solar industry already surpasses its usage in the semiconductor industry.  As for the impact of the global recession, analysts expect demand growth to slow substantially in the first half of 2009 with the potential for increase during the second half of 2009, and forecast growth and a re-acceleration in 2010.  Nevertheless, in late March 2009, the Chinese government announced the world’s largest solar power subsidy program.  However, there can be no assurance that this or any prediction will prove accurate, especially in today’s uncertain economic environment. See the Risk Factor below entitled “The reduction or elimination of government subsidies and economic incentives could cause our revenue to decline.”

Prior to its bankruptcy filing, FiberCore developed, over many years, plasma-based technology for use in the fiber optic industry, which requires fast, highly uniform and ultra pure deposition of silicon-based compounds.  We have adapted this versatile and cost-effective technology for the manufacture of pure silicon and crystalline silicon ingots, both used in the manufacture of solar cells, which require less purity than in the making of fiber.  In addition, we have adapted our plasma technology to manufacture thin-film integrated solar cells and modules using silicon or other semiconductor materials.  We have filed five patent applications, three of which are related to solar activities and two of which are related to optical fiber.  One of the two optical fiber applications has been modified and is currently in use for our solar activities.

Our expertise is well-founded in our proficiency in plasma technology, which gave rise to the issuance of four optical fiber patents to FiberCore that use plasma processes.  We purchased those plasma patents from FiberCore, which manufactured the optical fiber preform from which optical fiber is drawn.  Our executive management was directly involved in the inventing, developing and managing of this technology.  Those patents relate to use of plasma in connection with optical fiber processing only, and do not apply to the manufacture of solar cell components in which the Company is currently engaged.  Accordingly, we already have four solar patents pending, including the modified fiber application in order to protect our intellectual property rights.  The first of the patents pending relates to the use of inductively coupled high frequency plasma as the energy source in order to make silicon and ingot material for the solar industry.  The second application relates to an improved plasma torch.  The torch was originally designed for the manufacture of optical fiber, but has since been modified for solar activities and is presently in use.  The third and fourth filings relate to the “thin film” process used in the making of integrated solar cells and modules.

We believe that we have the experience and know-how necessary to operate a manufacturing facility, establish a customer base, raise funds, and operate a publicly traded company.  In the past, our management team has succeeded in managing optical fiber manufacturing and has demonstrated that it can also manufacture silicon using plasma. Optical fiber is a material that requires a higher purity level than the silicon used in the manufacture of solar cells, and our management has demonstrated that it can manufacture silicon using plasma.

We believe that our competitive strengths properly position us for entry into the photovoltaic market.  Among other factors that we believe support our business model, we have access to our key raw material, silicon tetrachloride or STC, relatively low manufacturing costs, a system uniquely scalable and easy to license, high quality products, and the potential to diversify into manufacturing for industries other than solar manufacturers.  See the section entitled “Competitive Strengths.”

We have been actively marketing our products and have identified several potential customers.  These prospective customers have agreed to test our product samples to determine whether they meet their potential customers’ quality and technical specifications.  We anticipate that by end of 2009 we will have installed equipment that will be able to produce silicon sufficient to manufacture solar cells capable of producing 10 megawatts (“MW”) of energy (approximately 120 tons) per year, and expect that by 2012, our total capacity after our gradual purchase and activation of additional equipment will be approximately 50 MW.  In the event that any or all of the prospective customers with whom we have communicated decide to purchase our products, their orders could consume our entire target manufacturing capacity of approximately 50 MW.  See Business – “Company Background and Intellectual Property.”

THE OFFERING

Securities Offered:	14,018,956 shares of our common stock, par value $ .0001 per share. See "Description of Securities."

Shares of Common Stock
Outstanding prior to the Offering:	12,666,666 shares of our common stock.

Shares of Common Stock
Outstanding after the Offering:
Up to 14,018,956 shares of our common stock, in the event of exercise of all outstanding warrants and conversion of all outstanding convertible securities which consist of warrants and our Series A Preferred Stock (“Convertible Securities”).

Use of Proceeds:
We will not receive any proceeds from the resale of shares of common stock whose resale is registered by the registration statement of which this prospectus is a part.  In the event that all warrants are exercised and all convertible securities are converted into shares of our common stock, we could receive total proceeds of up to $1,028,436.

We intend to use such proceeds, if any, to purchase equipment, for research and development, working capital, and general corporate purposes.

Risk Factors:	Investing in the securities offered hereby involve a high degree of risk. See “Risk Factors.”

Proposed OTC Bulletin Board Symbol:	The OTC Bulletin Board will assign a symbol under which our securities will trade.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should consider carefully the risks described below and the other information in this prospectus, including our financial statements and the related notes included elsewhere in this prospectus, before deciding to invest in our common stock.

Risks Related to Our Business

Our limited operating history makes it difficult to predict future results.

We were founded in September 2004 and opened our first facility, which remains in its preliminary stages, in February 2008.  As a new business that has not yet generated sales revenue, our revenue and income potential remains unproven.  In addition, we are subject to all the risks inherent in an early stage business.  Such risks include, but are not limited to, rejection or partial acceptance of our products by our customers, the inability to establish networks for distribution of our products, inefficient and unreliable manufacturing processes and the inability to obtain sufficient capital necessary to sustain us and expand our manufacturing capacity.  To achieve profitable operations, we must successfully overcome these and other new business risks.  There can be no assurance that any or all of our efforts will be successful or that we will ever be profitable.

Further, our business model is constantly evolving, and, because the solar industry in which we participate is constantly changing, we may need to modify our business model to adapt to these changes.   Our ability to diversify risks depends upon our ability to raise capital and the availability of suitable prospects.  If our efforts are unsuccessful, purchasers of shares of common stock could lose their entire investment.

The success of our business depends on the continuing efforts of our key personnel and our business may be severely disrupted if we lose their services.

Our future success depends, to a significant extent, on our ability to attract, train and retain qualified technical personnel, particularly those with expertise in the solar power industry.  There is substantial competition for qualified technical personnel, and there can be no assurance that we will be able to attract or retain our qualified technical personnel.  The unexpected loss of the services of one or more of these executives, and the inability to find suitable replacements within a reasonable period of time thereafter, could have a material adverse effect on our  financial condition and results of operations.  As of February 1, 2009, we have five full-time employees: three executive officers, one engineer, one technician and one part-time employee serving as our controller.  In addition, we have five consultants whose contributions are extremely important to our business.  They provide chemical, mechanical, plasma, process, and environmental engineering services to us.  We expect to retain these consultants and/or offer them full-time positions and hire other consultants and administrative personnel in the near future, according to our personnel requirements.

Specifically, we heavily rely on the services of our founders and executive management Mohd Aslami, Charles DeLuca, and Steven Phillips, the same management team that also managed FiberCore, the entity that developed and from which we purchased certain intellectual property assets associated with the manufacture of optical fiber.

We do not presently maintain key man life insurance on any of our executive officers or employees.  However, we plan to obtain key man insurance for our key employees to the extent available on economically reasonable terms.  We believe our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled managerial, engineering, sales and marketing personnel.

We anticipate that each of our executive officers will enter into employment agreements with us, although no such agreements exist at present and there can be no assurance that we will be able to successfully negotiate such agreements.  In addition, our executives and all key employees, consultants and directors have signed a non-disclosure and non-compete agreement.  Each of our non-executive employees has signed an offer letter.  However, if one or more of our executive officers or key employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them, if at all.  As a result, our business may be severely disrupted and we may incur additional expenses to recruit and retain new officers.  In addition, if any of our executives joins a competitor or forms a competing company, we may lose some or all of our customers.  The loss of one or more of our key executives or employees could have a material adverse effect on our business, prospects, and financial condition.

We have limited managerial experience in the solar industry.

Our executive management team has experience with start-up and public companies related to the fiber industry.  However, it does not have experience in the solar energy industry, and may not have the ability to properly market products made from technology used in the manufacture of optical fiber to the solar energy industry.  Our lack of extensive experience could reduce the effectiveness of management and could impair proper implementation of our business plan.  Furthermore, we may not be able to properly respond to market trends in the solar energy industry or to accurately identify risks and opportunities.  Our lack of experience could negatively influence our business, prospects, and financial condition.

We will require substantial funds and will need to raise additional capital in the future.

Although we intend to finance a portion of our working capital and capital expenditure requirements with cash we expect to generate from operations, we will nonetheless need to raise substantial additional funds to fully fund our operations.  As a consequence of a silicon shortage, customers in the industry typically were prepaying between 25% and 50% of the purchase price of their silicon orders.  However, in the current global recession, we believe that prepayment will either no longer be viable or that the prepayment percentage will be reduced.  As such, we anticipate that we will need to raise additional funds for development, production and expansion of our business. As of December 31, 2008, we had positive working capital of approximately $180,000, (including current assets of $1,717,000 in cash and cash equivalents and current liabilities of $1,192,000 in payables to our managing directors).

While we continue to explore options with potential investors, we have secured no commitments for additional financing and we will receive no proceeds from this offering.  We may not be able to find additional financing on commercially reasonable terms, or at all.  Furthermore, the current tightening of global credit markets due to the credit crisis which began in the second half of 2008 and the current volatility in the financial markets may make it difficult for us to obtain such financing.  If we are unable to obtain additional financing on commercially reasonable terms when needed, we might be required to curtail or cease our operations.

If any future financing involves the sale of our securities or securities convertible into our equity securities, holders of our common and preferred stock could be substantially diluted.  If we borrow money or issue debt securities, we could be exposed to interest rate fluctuation, restrictive covenants and the possibility that we may not be able to pay principal and interest on the indebtedness when due.  Our failure to make timely payments could trigger cross defaults.

Insufficient funds will prevent us from implementing our business plan and could require us to delay, scale back, or eliminate certain of our programs or to license our technology to third parties an option which is not a primary consideration in our short-term strategy.  Failure to raise sufficient capital could have a material adverse effect on our business, prospects, and financial condition.

We may not be able generate sufficient cash flow from operations to operate and grow our business.

Our business plan contemplates financing our operations, in part, from internal cash flow.  We anticipate that once our initial business begins to generate revenues, we will be able to finance a portion of its working capital and capital expenditure requirements with cash flow from operations.  Future cash flows will be subject to a number of variables, such as:

•	the present and future levels of silicon and ingot production;

•	improvements in current technology;

•	the success and timing of development of other technologies to compete in the marketplace;

•	increase in the cost of capital expenditures;

•	market prices of silicon and ingots;

•	industry practice with respect to prepayments for our materials;

•	cost overruns, including the cost of our raw materials, which represent the largest cost of goods component;

•	energy prices, which affect our production costs;

•	direct costs and general and administrative expenses of operations;

•	our indemnification obligations for losses or liabilities incurred in connection with our activities; and

•	general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

We can provide no assurance that our business will ever generate or continue to generate cash flow at sufficient levels.  If our revenues were to decrease due to lower silicon or ingot prices, decreased production, increased production costs, or other factors, and if we cannot obtain capital through reasonable financing arrangements, such as a credit line, or otherwise, our ability to execute our business plan could be limited.  Failure to generate sufficient cash flow could have a material adverse effect on our business, prospects, and financial condition.

If we are unable to obtain sufficient raw materials in sufficient quantities on commercially reasonable terms on a regular basis, we may not be able to meet customer demand; we could generate lower than expected profits, and could be forced to manufacture our products at higher costs.

Our manufacturing process uses silicon tetrachloride (“STC”).  In addition, we plan to explore the possible use of other chemicals such as tri-chloro and di-chloro silanes for use in the manufacture of silicon.  Such additional chemicals can provide additional sources of raw materials, as well as possibly reducing the cost if such material can be purchased for significantly lower cost than STC.

We have identified several different suppliers of STC and believe that there is sufficient supply in the market for our needs.  However, if we are not successful in our efforts to diversify our raw material base, we may be unable to maintain optimum production levels in the event of a shortage of STC, and we may not be able to manufacture our products at a profit if the cost of STC rises beyond certain levels.  Our failure to diversify the types of raw materials we use could have a negative impact on our business, prospects, and financial condition.

Our manufacturing process consumes significant quantities of electricity, and increased energy costs could reduce our profitability.

Our manufacturing process uses significant amounts of electrical energy.  Energy prices therefore affect our production costs, and increases in the cost of electricity reduce our margins.  Recent volatility of energy prices has caused substantial volatility in the price of electricity and it may be difficult for us to properly predict energy prices when pricing our products.  Furthermore, our competitors may use less costly forms of energy or discover more energy efficient manufacturing processes, placing us at a disadvantage.  Substantial increases in our electricity costs could have a material adverse effect on our business, prospects, and financial condition.

We do not yet have any definitive supply agreements in place and may be unable to enter into any such agreements on commercially reasonable terms.

While our management team has begun negotiations with potential customers, we are still in the early stages of implementing our business plan, and it is still premature for us to enter into agreements to supply customers with our product until our customers are in place.  Our ability to secure one or more agreements is subject to, among other things (i) the amount of capital we raise in the future for the purchase of equipment; (ii) the value of our present and future technology in the marketplace; (iii) the development of ventures in the geographical regions in which our business is focused; and (iv) our ability to identify and negotiate favorable contracts with prospective customers.  Even if we enter into agreements pursuant to which we would supply customers with silicon, we anticipate that only a portion of the purchase price would be prepaid and that we would be exposed to collection risk with respect to deferred payments on orders for our products.  Our failure to enter into supply agreements or to collect payments owed under such agreements would have a material adverse effect on our business, prospects, and financial condition and would, in all likelihood, result in the cessation of our business operations.

Our manufacturing business will involve many operating risks that can cause substantial losses.

The manufacture of our products requires us to purchase, use, handle, and dispose of toxic materials in the course of our business.  Our operations will produce byproducts that are considered pollutants.  See the Risk Factor below entitled “Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.”  Our manufacturing processes could result in liability, either as a result of an accidental, unlawful discharge or as a result of new findings on the effects our operations on human health or the environment.  As such, our operations may also involve one or more of the following risks:

•	fires;

•	explosions;

•	blow-outs;

•	uncontrollable flow of gases;

•	pipe or cement failures;

•	casing collapses;

•	abnormally pressured formations; and

•	environmental hazards such as spills, natural gas leaks, pipeline ruptures and discharges of toxic gases.

In the event that any of the foregoing events occur, we could incur substantial losses as a result of injury or loss of life; severe damage or destruction of property, natural resources or equipment; pollution and other environmental damage; investigatory and clean-up responsibilities; regulatory investigation and penalties; suspension of operations; or repairs to resume operations.  If we experience any of these problems, our ability to conduct operations could be adversely affected.  These conditions can cause substantial damage to facilities and interrupt production.  If realized, the foregoing risks could have a material adverse affect on our business, prospects and financial condition.

We have limited insurance coverage and may incur significant losses resulting from operating hazards, product liability claims or business interruptions.

We currently carry $500,000 of third-party liability insurance with a reputable carrier against claims relating to personal injury, property or environmental damage arising from accidents on our properties or relating to our operations.  To the extent we can do so on commercially reasonable terms, we intend to increase coverage as needed.  However, any occurrence of the risks described in the preceding risk factor or other accidents in our operation that exceeds amounts recoverable from insurance could have a material adverse effect on our business, financial condition or results of operations.

We are also exposed to risks associated with product liability claims in the event that the use of the raw material we sell results in injury.  Although our silicon products do not generate electricity without being incorporated into modules or other solar power devices, it is possible that users could be injured or killed by modules or other devices incorporating our silicon products, whether by product malfunctions, defects, improper installation or other causes.  We have not yet commenced commercial shipment of our products and are unable to predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business.  Moreover, although we may purchase it in the future, we do not have any product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us.

A claim associated with any of the foregoing that is successfully asserted against us could have a material adverse effect on our business, prospects and financial condition.

We are dependent upon others for the storage and transportation of gases, which could significantly reduce our profitability.

In addition to STC, we use several gases in our manufacturing process including argon, nitrogen and hydrogen.  We do not presently own storage or transportation facilities and, therefore, will depend upon third parties to store and transport our gas resources.  We will be subject to price changes and termination provisions in contracts we may enter into with these third-party service providers.  Even if such sources are initially identified, we cannot guarantee that we will be able to identify alternative storage and transportation providers in the event of contract price increases or termination.  In the event we are unable to find acceptable third-party service providers, we would be required to contract for our own storage facilities and employees to transport our resources.  We may not have sufficient capital available to assume these obligations, and our inability to do so could result in a material adverse effect on us, including the cessation of our business.

Our future success substantially depends on our ability to significantly increase our manufacturing capacity, output and sales.  Our ability to achieve our expansion goals is subject to a number of risks and uncertainties.  In addition, we may not be able to manage our expansion effectively.

Our future success depends on our ability to significantly increase our manufacturing capacity, output and sales.  Over the next few years we intend to install about 40 systems at our current location, which would be capable of producing silicon sufficient to produce cells capable of generating at least 50MW of power.

In addition, our ability to establish or successfully operate our additional manufacturing capacity and increase output is subject to other significant risks and uncertainties, including:

•	our ability to raise sufficient funds to build and maintain adequate working capital to operate new manufacturing facilities;

•	our ability to secure adequate supplies of raw materials, that is, STC and certain gases, including our ability to maintain adequate working capital to make prepayments on such supplies, if needed;

•	retaining and adding additional key personnel;

•
delays and cost overruns associated with the build-out of any additional facilities due to factors, many of which may be beyond our control, such as delays in government approvals, problems with equipment vendors or raw material suppliers and equipment malfunctions and breakdowns;

•	delays in equipment and process optimization, and yield improvements;

•	diversion of significant management attention and other resources; and

•	failure to execute our expansion plan effectively.

If we are unable to establish or successfully operate additional manufacturing capacity or increase our manufacturing output, we may be unable to expand our business as planned.  If we are unable to carry out our planned expansions, we may not be able to meet customer demand, which could result in lower profitability and a loss in market share.  Moreover, we cannot assure you that if we do increase our manufacturing capacity and output we will be able to generate sufficient customer demand for our products to support our increased production levels.  In addition, to manage the potential growth of our operations, we will be required to improve our operational and financial systems, procedures and controls, and expand, train and manage our growing employee base.  Furthermore, our management will be required to initiate, maintain and expand our relationships with new and existing customers, suppliers and other third parties.  We cannot assure you that we are able to improve our operations, personnel, systems, internal procedures and controls to adequately support our future growth.  If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond effectively to competitive pressures.

We may not be able to manage our anticipated growth.

We expect to significantly expand operations to accommodate additional development projects and other opportunities.  This expansion will likely strain our management, operations, systems and financial resources.  To manage our recent growth and any future growth of our operations and personnel, we must improve and effectively utilize our existing operational, management and financial systems and successfully recruit, hire, train and manage personnel and maintain close coordination among our technical, finance, development and production staffs.  We believe that we can, through the purchase of additional machinery, upgrade our present facility to an annual capacity of 50 MW (meaning silicon sufficient to manufacture solar cells capable of producing 50 MW of energy).  We plan to begin operating at a 10 MW capacity, followed by a gradual expansion to 50 MW by 2012.  We may not be able to implement those upgrades in time, resulting in our inability to timely fill orders.  We may also miss opportunities if demand grows beyond our capacity and finding additional facilities to meet demand could take time.

We will need to hire additional personnel in all areas throughout most of 2009 in order to implement our business plan.  In addition, we may also need to increase the capacity of our software, hardware and telecommunications systems on short notice, and will need to manage an increasing number of complex relationships with strategic partners and other third parties, some of whom may be located outside of the United States.  The failure to manage this growth could disrupt our operations and ultimately prevent us from generating meaningful revenue, and could have a material adverse effect on our business, profits and financial condition.

An interruption in the supply of materials, resources and services we plan to obtain from third party sources could cause a decline in revenue.

Our operations require resources and services, including, but not limited to, specialized chemicals and raw materials, particularly STC.  There may be only a limited number of manufacturers and suppliers of these materials, resources and services.  These manufacturers and suppliers may experience difficulty in supplying us with materials, resources and services sufficient to meet our needs or may terminate or fail to renew contracts for supplying these materials, resources or services on terms we find acceptable including, without limitation, acceptable pricing terms.  We are currently not a party to any supply agreements for the provision of any raw materials.  Any significant interruption in the supply of any of these materials, resources or services, or significant increases in the amounts we are required to pay for these materials, resources or services, could result in a reduction in our profitability, or the cessation of our operations.  If we are unable to replace any material sources in a reasonable period of time, the interruption in supply could have a material adverse effect on our business, prospects and financial condition.

Because we compete in a highly competitive market and many of our competitors have greater resources than us, we may not be able to compete successfully.

The solar power market in which we hope to sell our products is intensely competitive and rapidly evolving.  We expect to face increased competition, which may result in price reductions, reduced margins or loss of market share.  In the global market, our competitors include photovoltaic divisions of large conglomerates.

Silicon material is the key element of a solar cell.  We face intense competition from larger producers of silicon that are well-established and financed.  The majority of the new entrants to the market use what is known as the Siemens process to manufacture silicon.  However, several manufacturers claim to have developed new proprietary processes that are more cost effective than the well known Siemens process.  We have no knowledge as to whether such claims are valid, nor can we be certain whether these new processes are more or less efficient than our process.

The market is controlled by several large corporations.  The following six companies account for roughly 75% of silicon production:

•	Wacker-Chemie AG (Germany);

•	Renewable Energy Corporation (Norway);

•	Tokuyama Corporation (Japan);

•	MEMC Electronic Materials, Inc. (USA);

•	Mitsubishi Corporation (Japan & USA); and

•	Sumitomo-Titanium Corp. (Japan).

Some of our competitors have also become vertically integrated in areas such as module manufacturing and solar power system integration.  We also expect to compete with future entrants to the photovoltaic market that offer new technological solutions.   Many of our competitors are developing or currently producing products based on new photovoltaic technologies, including thin film, silicon based ribbon, and new materials based on nano-technologies, which they believe will ultimately cost the same as or less than crystalline silicon technologies similar to ours.  In addition, the entire photovoltaic industry also faces competition from conventional and non-solar renewable energy technologies, including wind, bio-fuels and bio-diesel.  Due to the relatively high manufacturing costs compared to most other energy sources, solar energy is generally not competitive without government incentive programs.

There are several thin film technologies in various stages of development.  The oldest one of these technologies is a-Si thin film integrated solar cell/module, which has the lowest manufacturing cost, the largest manufacturing volume at this time, but also the lowest efficiency.  The most advanced thin film technology is based on copper indium gallium diselenide, (‘CIGS”) with potentially the same efficiency as silicon-wafer based technology, but at substantially lower cost.

Several companies are engaged in the development of this process, but none has achieved high efficiency in manufacturing.  The most successful thin film manufacturer to date is First Solar (NASDAQ: FSLR), which uses a cadmium telluride (“CdTe”) based integrated solar cell/module using its own proprietary process.  However, though thin-film manufacturing costs are generally substantially lower than silicon-wafer technology, to the best of our knowledge, First Solar has not achieved efficiencies higher than 12% (measuring the percentage of sunlight converted into electrical energy) in large scale manufacturing to date.  This is substantially lower than silicon-wafer technology, which enables efficiencies of 15% to 17% in the module or panel stage and 17 to 22% in the cell stage.  Although silicon producers will continually seek technology improvements to lower costs and increase efficiency, thin film producers may improve efficiency and reduce manufacturing cost to the point that they could capture more than a minor market share from the silicon wafer based solar cell and module.

As a hedge against changing technologies, we plan to diversify our products in the photovoltaic market into thin film integrated solar cells and modules, and possibly into complete photovoltaic systems in the future.  We have already filed for two thin-film patents.  The first relates to the manufacture of a-Si thin film integrated solar cell and modules or panels.  The second relates to the use of plasma inside vapor deposition apparatus for the making of a MJ-Si- thin-film integrated solar cell, module, or panels.  We may engage in initial thin-film development activities, but do not have plans, at this moment, to invest in large scale thin-film research and development or manufacturing.  Further, there is no assurance that our thin-film activities will be successful or that these efforts will not divert resources from our manufacture of silicon based products.

Our business plan contemplates that we will become a well-recognized second source of silicon and ingots for cell manufacturers, enabling them to bypass the substantially costlier spot market.  Accordingly, we do not plan to directly compete with the major silicon producers.  However, many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we do.  Our competitors’ greater size and longer operating history in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices.  For example, those of our competitors that also manufacture semiconductors may source both semiconductor grade silicon and solar grade silicon from the same supplier.  As a result, such competitors may have stronger bargaining power with suppliers and have an advantage over us in pricing.  Many of our competitors also have greater brand name recognition, more established distribution networks and larger customer bases.  In addition, many of our competitors have well-established relationships with our potential customers and have extensive knowledge of our target markets.

As a result, our competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changes in market conditions than we can. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect our financial condition and results of operations.

If we do not achieve satisfactory yields or quality in our production of silicon, especially in a start-up operation, we may not succeed in making sales and our relationships with prospective customers and our reputation may be harmed.

The manufacture of silicon is a highly complex process. Minor deviations in the manufacturing process can cause substantial decreases in yields, affect the quality of the product and in some cases, cause production to be suspended or yield products unfit for commercial sale.

This often occurs during the production of new products or the installation and start-up of new process technologies or equipment. At first, we plan to produce silicon in order to produce 10 MW per year, followed by the purchase and installation of additional equipment in order to increase capacity, at our present location, to 50 MW per year by 2012.

As we expand our manufacturing capacity and add additional manufacturing lines or facilities, we may experience lower yields and conversion efficiencies initially as is typical with any new equipment or process, even though we have improved yield production.  If we do not achieve satisfactory yields or quality, our product costs could increase, our sales could decrease and our relationships with our customers and our reputation could be harmed, any of which could have a material adverse effect on our business and results of operations.

We may face risks associated with the marketing, distribution and sale of our products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

As part of our growth strategy, we plan to expand our sales in new and existing markets, including overseas markets.  Any international marketing, distribution and sale of our products will expose us to a number of risks, including:

•	fluctuations in currency exchange rates (our contracts will be U.S. dollar based);

•	difficulty in engaging and retaining distributors who are knowledgeable about, and can function effectively in, overseas markets;

•	increased costs associated with maintaining marketing efforts in various countries;

•	difficulty and cost relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products;

•	inability to obtain, maintain or enforce intellectual property rights; and

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries.

If we are unable to effectively manage these risks, we may not be able to successfully expand our business abroad and grow our businesses as we have planned.

If photovoltaic technology is not suitable for widespread adoption, or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales may not continue to increase or may even decline, and we may be unable to sustain profitability.

The solar power market is still developing and the extent to which solar power products will be widely adopted is uncertain.  Market data in the solar power industry are not as readily available as those in other more established industries where trends can be assessed more reliably from data gathered over a longer period of time.  Many factors may affect the viability of widespread adoption of photovoltaic technology and demand for solar power products, including:

•	cost-effectiveness of solar power products compared to conventional and other non-solar energy sources and products;

•	performance and reliability of solar power products compared to conventional and other non-solar energy sources and products;

•	availability of government subsidies and incentives to support the development of the solar power industry;

•	success of other alternative energy generation technologies, such as fuel cells, wind power and biomass;

•
fluctuations in economic and market conditions that affect the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels; and

•	capital expenditures by end users of solar power products, which tend to decrease when the economy slows down.

The solar power market also competes with other sources of renewable energy and conventional power generation.  If prices for conventional and other renewable energy resources decline, or if these resources enjoy greater policy support than solar power, the solar power market could suffer.  If photovoltaic technology proves unsuitable for widespread adoption or if demand for solar power products fails to develop sufficiently, we may not be able to grow our business or generate sufficient revenues to sustain our profitability.  In addition, demand for solar power products in our target markets may not develop or may develop to a lesser extent than we anticipated.  A softening in the demand of photovoltaic products could have a material adverse effect on our business, products and financial condition.

The reduction or elimination of government subsidies and economic incentives could cause our revenue to decline.

We believe that the near-term growth of the market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network, depends in a large part on the availability and size of government subsidies and economic incentives.  Most of the solar power market is segmented into two main application types: on-grid applications and off-grid applications.  In 2005, on-grid application represented 86.4% of the whole solar power market, according to Solarbuzz and remains the dominant market for solar energy.  The reduction or elimination of government and economic incentives may adversely affect the growth of this market or result in increased price competition, both of which could cause our revenue to decline and materially and adversely affect our business, financial conditions and results of operations.

Today, the cost of solar power exceeds the cost of power furnished by the electric utility grid in many locations.  As a result, government bodies in many countries, most notably Germany, Spain, Japan and the U.S., have provided incentives in the form of rebates, tax credits, feed-in tariffs (fixed price for purchase by the utility company), low interest loan guarantees, and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy.  These government economic incentives could be reduced or eliminated altogether.  According to Solarbuzz, the 2007 worldwide solar market produced 2,826 MW of which Germany represented 47%, Spain 23%, Japan and the U.S. 8% each, with the rest of Europe and the rest of the world representing 6% and 8%, respectively.  Even with the demand for silicon exceeding supply, 2008 was a strong year in the solar industry.  However, in 2009 with the deepening of the global recession, Spain capped its government incentives.  While Germany, the world’s leading producer and user of solar energy, announced it would double its use of renewable energy (solar and wind) by 2012 from 22% to 47%, there can be no assurance that its support for the solar industry will be sustained.  Although SolarBuzz reported that the United States’ share of the global solar market could rise from 8% of the market to 50%, the United States government may not adopt an effective policy and allocate sufficient resources to foster the growth of solar energy, even given the current administration’s alternative energy program.

In October of 2008, the United States Congress, as part of its economic bailout package, renewed solar energy subsidies for eight years.  Further, on January 17, 2009, the Wall Street Journal reported that President Obama pledged to, over the next three years, double the United States’ wind, solar and geothermal energy generating capacity.  The American Recovery and Restoration Act, signed into law by President Obama in February of 2009, provides for tens of billions of dollars to encourage renewable energy and reduce dependency on fossil fuels.  In late March 2009, the Chinese government announced the world’s largest solar power subsidy program.  However, the degree to which the solar industry will benefit from such incentives remains unclear and the legislation is not expected to have a significant effect on the industry in 2009.  In a similar vein, Germany has been a strong supporter of solar power products and systems and political changes in Germany could result in significant reductions or eliminations of incentives, including the reduction of feed-in tariffs over time.  Some solar program incentives expire, decline over time, are limited in total funding or require renewal of authority.  Reductions in, or eliminations or expirations of, these governmental subsidies and economic incentives could result in decreased demand for our products and cause our revenue to decline.  There can be no assurance that the governments of other major economies such as France, Spain, Italy and the United Kingdom will adopt similar measures.  In addition, despite governmental subsidies and economic incentives, these countries may from time to time experience a slowdown in demand for photovoltaic products.

Future increases in the supply of silicon, increased competition and other changing market conditions may cause a decline in the demand and average selling prices of silicon and may potentially increase the level of our earnings volatility and reduce our profitability.

It is expected that silicon supply constraints will begin to ease as early as 2010 as silicon producers increase production to meet demand and, perhaps, sooner in the wake of the current global recession.  Any significant increase in the silicon supply may allow higher utilization of existing and planned solar cell production capacity which could result in significant downward pressure on the average selling prices of silicon.  In addition, increased competition from existing solar cell producers and new market participants as well as changes in other market conditions, such as reduced demand for solar power products in the end user markets, may cause a decline in the demand and average selling prices of our products.  Such price declines could result in increases in the level of our earnings volatility and reductions in our profitability, which would materially and adversely affect our business, financial condition and results of operations.  At the same time, there are continuing efforts to reduce the amount of silicon needed to produce a single megawatt of energy.  Just a few years ago, 14 tons of silicon was required to produce sufficient solar cell capable of generating a single megawatt of energy.  Today, that number has decreased to 12 tons.  We expect that continued improvements in technology and efficiency will continue to reduce the number of tons required to produce the same amount of energy.

Significant increases in the supply of silicon could lower market price, and could have a material adverse effect on our business, prospects, and financial condition.

We obtain certain manufacturing equipment from sole suppliers and if such equipment is damaged or otherwise unavailable, our ability to deliver products on time will suffer, which in turn could result in order cancellations and loss of revenue.

Some of the equipment used in the manufacture of our solar products has been developed and made specifically for us, is not readily available from alternative vendors and would be difficult to repair or replace if it were to become damaged or stop working.  While generators, the most costly piece of equipment in our manufacturing systems, are readily available, we currently purchase our generators from a single high quality manufacturer and might find it difficult to find comparable equipment if that vendor were no longer able to meet our needs.  In addition, several components of our system were specifically manufactured for us according to our designs and specifications, and if we needed to replace parts and could not use our existing suppliers, it could be difficult and time consuming to identify a manufacturer who could meet our proprietary needs.  In addition, a supplier's failure to supply our ordered equipment in a timely manner, with adequate quality and on terms acceptable to us, could delay the capacity expansion of our manufacturing facilities and otherwise disrupt our production schedule or increase our costs of production.

Problems with product quality or product performance in our solar products could result in a decrease in revenue, unexpected expenses and loss of market share.

While we plan to employ quality assurance procedures at key manufacturing stages to identify and resolve quality issues, our solar products may contain defects that are not detected until after they are shipped or installed.  These defects could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from product development efforts, lead to returns of, or requests to return our products and significantly affect our customer relations and business reputation.  If we deliver silicon with errors or defects, or if there is a perception that our silicon contains errors or defects, our credibility and the market acceptance and sales of our solar power products could be harmed.  In particular, if we produce lower purity product than ordered, our reputation could be damaged, and if we are unable to rapidly deliver product conforming to the customer’s specifications, we could lose business and our reputation could suffer.  Such failures, should they occur, could have a material adverse effect on our business, prospects and financial condition.

Changes to existing regulations of the utility sector and the solar power industry may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for power generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as the internal policies of electric utility companies.  These regulations and policies often relate to electricity pricing and technical interconnection of end-user owned power generation.  In a number of countries, these regulations and policies are being modified and may continue to be modified.  End users’ purchases of alternative energy sources, including solar power products, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products.  For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electricity transmission grid or for having the capacity to use power from the electricity transmission grid for back-up purposes.  Utilities with a financial interest in retaining customers whose business would be threatened by increased use of solar energy may succeed in lobbying legislators and government officials in a manner that results in regulation that discourages customers from switching to alternative energy sources.  Disconnection fees could increase end users’ costs of using our solar power products and make products that use our solar cells less desirable, thereby having an adverse effect on our business, prospects, results of operations and financial condition.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities.  Once we begin manufacturing, we will be subject to regulations and periodic monitoring by local and federal environmental protection authorities and are required to comply with all federal and local environmental protection laws and regulations.  The scope and extent of the regulations are dependent on the size of our manufacturing operation.

Under U.S. environmental regulations, we are required to obtain a pollutant discharging permit and a safety appraisal, which includes a permit for the storage and use of hazardous chemicals and a permit for the use of atmospheric pressure containers, with relevant governmental authorities after we have completed the installation of our manufacturing lines, but before the manufacturing lines commence commercial production.  We are also required to undergo an environmental protection examination and obtain approval with relevant governmental authority within three months of the launch of trial production and before the manufacturing lines commence full operation.  We believe that we are in full compliance with all federal, state and local environmental regulations and that we have obtained all currently necessary permits for the conduct of our business in light of the raw materials we use.  We have also installed scrubbers to ensure that any discharge from our facility complies with applicable law.  The relevant governmental authorities have the right to impose fines or a deadline to cure any non-compliance, or order us to cease production if we fail to comply with these requirements.  Failure to comply with applicable laws and regulations, or the occurrence of damage to surrounding business and residences even if we comply could also expose us to negative publicity and additional civil liability.

In addition, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial.  Any failure by us to control the use of, or to adequately restrict the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations.  See also the Risk Factor above entitled “Our manufacturing business will involve many operating risks that can cause substantial losses.”

The expenses of being a public company may adversely affect our results.

Following the effective date of our filing with the SEC of the registration statement of which this prospectus is a part, we anticipate that compliance with federal securities rules and regulations applicable to public companies will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly.  While we believe that the benefits to our stockholders justify our becoming subject to public filing requirements, the cost of such compliance could be substantial and adversely affect our ability to generate profits.

Risks Related to Our Intellectual Property

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly and may not be resolved in our favor.

We seek to protect our proprietary manufacturing processes, documentation and other written materials primarily through intellectual property laws and contractual restrictions.  We have filed four patent applications relating to our solar activities, which includes the patented application apparatus that we have modified for our solar activities, and a fifth patent application associated with fiber optics; to date, the patents have not been issued.  While as of March 4, 2009, no objections to the patents were filed, and our patents remain subject to objection as well as challenge, once registered.

In addition, we rely on non-disclosure agreements when dealing with third parties.  We also require employees and consultants with access to our proprietary information to execute confidentiality agreements with us.  While we believe our efforts are in conformance with industry norms, our steps to protect our proprietary information may not be adequate to prevent misappropriation of our technology.  In addition, our proprietary rights may not be adequately protected because:

•	people may not be deterred from misappropriating our technologies despite the existence of laws or contracts prohibiting it; and

•
policing unauthorized use of our intellectual property may be difficult, expensive and time-consuming, especially when infringers are overseas, and we may be unable to determine the extent of any unauthorized use.

Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for doing so.  Any inability to adequately protect our proprietary rights could harm our ability to compete, to generate revenue and to grow our business.  While we are not aware of any infringement, we cannot assure you that infringement on our intellectual property rights by other parties does not exist now or that it will not occur in the future.

To protect our intellectual property rights and to maintain our competitive advantage, we may file suits against parties whom we believe infringe on our intellectual property.  Such litigation may be costly and may divert management attention as well as expend our other resources away from our business.  In certain situations, we may have to bring suit in foreign jurisdictions, in which case we are subject to different risks as to the result of the proceedings and the amount of damages that we can recover.  An adverse determination in any such litigation may impair our intellectual property rights and may harm our business, prospects and reputation.  In addition, we have limited insurance coverage for litigation costs and have no present intent to purchase such insurance.  Accordingly, we would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties.  The occurrence of any of the foregoing infringements on our intellectual property could have a material adverse effect on our business, results of operations and financial condition.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to lose significant rights and pay significant damage awards.

Our success also depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties.  The validity and scope of claims relating to photovoltaic technology patents involve complex scientific, legal and factual questions and analysis.  It is therefore difficult to accurately predict whether or not a third party will assert that we are infringing on its intellectual property or whether it would prevail.  Although we are not currently aware of any infringement or of any parties pursuing or intending to pursue infringement claims against us, we cannot assure you that we will not be subject to such claims in the future.  Also, in many jurisdictions, patent applications remain confidential and are not published for about 5 to 6 months after filing. Thus, we may be unaware of other persons’ pending patent applications that relate to our products or processes.  While at present, we are unaware of competing patent applications, competing applications could potentially surface.

The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel.  An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, to redesign our products, or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies.  An injunction from using our technology could cause us to default on our obligations to our customers, exposing us to consequential damages and substantial damage to our reputation.  If we are required to pay royalties to third parties, we might be unable to fill existing orders without incurring losses.  Protracted litigation could also result in our customers deferring or limiting their purchase or use of our products until resolution of such litigation, and in the interim our customers may find alternative sources of silicon.  The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Stock

We may not have the funds necessary to redeem outstanding shares of Series A Preferred Stock if required to do so on December 31, 2010.

According to the designations of the Series A Preferred Stock set forth in our certificate of incorporation, we are required to redeem any outstanding and unconverted shares of our Series A Preferred Stock on December 30, 2010.  The Series A Preferred Stock automatically converts into our common stock in the event that we are publicly traded and our public market capital, measured by the 30-day weighted average price of our common stock, is greater than $30 million.  However, if all such shares remain outstanding on December 31, 2010, we would be required to pay approximately $1.6 million to the holder of the Series A Preferred Stock to redeem the shares.  While we intend to raise additional funds and use revenues from operations to enable us to meet our redemption obligations if triggered, there can be no assurance that we will have sufficient funds to fulfill our redemption obligation in the event the shares remain outstanding on December 30, 2010.  If we default on our redemption obligation, the holder of the Series A Preferred Stock could enforce its rights against us, and even potentially force us into bankruptcy or liquidation.  Our failure to timely redeem the Series A Preferred Stock could have a material adverse effect on our business, prospects and financial condition.

Our stock price may be volatile and could fluctuate widely.

Since our common stock is expected to be quoted on the Over the Counter or OTC Bulletin Board quote service, our stock price may be subject to wider fluctuations than on a national exchange.  Accordingly, the market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including, but not limited to, the following:

•	technological innovations or new products and services by us or our competitors;

•	intellectual property disputes;

•	additions or departures of key personnel;

•	sales of our common stock;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

The limited or lack of a market for our common stock may adversely affect trading prices or the ability of a shareholder to sell our shares in the public market.

In addition, the securities markets commonly experience significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

The trading prices for equity securities in the stock market in general, and of solar energy-related companies in particular, have been subject to wide fluctuations that may be unrelated to the operating performance of the particular company affected by such fluctuations.  Consequently, broad market fluctuations may have an adverse effect on the trading price of our common stock, regardless of our operating results.

Although we intend to list our common stock for trading on the OTC Bulletin Board, we anticipate that the market for our common stock will be limited, and there can be no assurance that this market will be maintained or broadened.  Accordingly, investors may lack the liquidity associated with an active trading market.  We cannot guarantee that our common stock will become eligible for listing on the New York Stock Exchange, NYSE Alternext U.S. or the NASDAQ Capital market in the near future, or ever, and we have no current plans to apply for listing on any of those markets and platforms.

Furthermore, for companies whose securities are traded on the OTC Bulletin Board, it is more difficult to obtain accurate quotations, obtain coverage for significant news events because major wire services generally do not publish press releases about such companies. If we fail to comply with OTC Bulletin Board rules, we could be delisted and subject to trading on the “pink sheets” which would likely reduce our liquidity and stockholders’ ability to dispose of our securities in an active market.

Because we do not expect to pay dividends in the foreseeable future, any return on investment may be limited to the value of our common stock.

We do not anticipate paying dividends on our common stock in the foreseeable future.  Any future decision to pay dividends on our common stock will depend on our earnings, financial condition, need for additional capital, and other business and economic factors affecting us.  If we do not pay dividends, you will only be able to realize value on your investment through appreciation of our stock price.  We can provide no assurance that our stock price will rise in the near or distant future.

Because our common stock may be deemed a “penny stock,” investors may find it more difficult to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934.  The penny stock rules apply to companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5.0 million ($2.0 million if the company has been operating for three or more years) and are not quoted on NASDAQ or on an exchange.  These rules require, among other things, that brokers who trade a penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain risk disclosure information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  Remaining subject to the penny stock rules for any significant period could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Furthermore, for companies whose securities are traded on the OTC Bulletin Board, it is more difficult to obtain accurate quotations, obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and obtain needed capital.

Substantial sales of our common stock could cause our stock price to fall.

As of January 1, 2009, we had 12,666,666 shares of common stock outstanding.  The registration statement of which this prospectus is a part registers the resale of all such shares, as well as shares issuable upon the exercise of warrants and options and conversion of preferred stock, for a total of 14,018,956 shares of our common stock.  Sales by the selling stockholders hereunder, especially if in heavy volume and at the same time, could negatively affect our stock price.

No prediction can be made as to the precise effect, if any, that sales of shares of our common stock or the availability of such shares for sale will have on the market prices prevailing from time to time.  Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Because our directors, executive officers and entities affiliated with them beneficially own a substantial number of shares of our common stock, they have significant control over certain major decisions on which a stockholder vote is required and they may discourage an acquisition of us.

Two members of our executive management and board of directors, Steven Phillips (Executive Vice President, Chief Financial Officer and Treasurer) and Charles DeLuca (Executive Vice President – Business Development), together control approximately 36% of our outstanding common stock and 32% of our common stock on a fully diluted basis.  As a result, these current officers, directors and affiliated persons will have significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	Elect or defeat the election of our directors;

•	amend or prevent amendment of our certificate of incorporation or by-laws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	the outcome of any other matter submitted to the stockholders for vote.

Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Anti-takeover provisions could deter attempts to acquire us and limit appreciation of the market price for shares of our common stock.

Delaware law and our bylaws contain provisions that may have the impact of delaying or precluding an acquisition of our company without the approval of our board of directors.  These provisions may limit the price that investors might be otherwise willing to pay in the future for shares of our common stock.  These provisions include provisions providing for a staggered board of directors, advance notice procedures for stockholder proposals and director nominations and a provision in our amended and restated bylaws that does not afford stockholders the right to call a special meeting of stockholders.  In addition, there are provisions of Delaware law that may also have the effect of precluding an acquisition of us without the approval of our board of directors.

If we raise additional funds through the issuance of equity securities, or determine in the future to register additional common stock, existing stockholders' percentage ownership will be reduced, they will experience dilution which could substantially diminish the value of their stock and such issuance may convey rights, preferences or privileges senior to existing stockholders' rights which could substantially diminish their rights and the value of their stock.

We may issue shares of our common stock for various reasons and may grant additional stock options and/or restricted common stock to employees, officers, directors and third parties.  We may also decide to sell shares directly to the public in a registered offering or in a connection with a merger, acquisition, or other business combination.  Since one of the factors that generally affect the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings, such sales may cause the market price of our common stock to decline.  Furthermore, the public perception of future dilution can have the same effect even if actual dilution does not occur.

Further, in order for us to obtain additional capital or complete a business combination, we may find it necessary to issue securities, including but not limited to notes, debentures, options, warrants or shares of preferred stock, conveying rights senior to those of the holders of our common stock.  Those rights may include voting rights, liquidation preferences and conversion rights.  To the extent senior rights are conveyed, the value of the common stock may decline.

Our issuance of preferred stock could adversely affect the value of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 10,000,000 shares of Preferred Stock, par value $.0001 per share, of which we have already issued 666,666 shares of Series A Preferred Stock to Abdulaziz M. Alnamlah as of December 31, 2008.  See Description of Securities – Preferred Stock.  Our authorized but unissued preferred stock constitutes what is commonly referred to as “blank check” preferred stock.  Our board may cause us to issue preferred stock from time to time on any number of occasions, without stockholder approval, in one or more series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of the Board of Directors, stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price; and (vi) voting rights.  The designation of such shares could be dilutive of the interest of the holders of our common stock and could grant proprietary rights to the purchasers of such preferred stock.  The ability to issue such preferred stock could also give our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise, through the grant of special voting rights to holders of preferred stock.  Our issuances of preferred stock could limit your voting power and could create a right to receive proceeds upon our liquidation that is senior to your rights.

As we have granted and will continue to grant employee share options to certain of our directors, officers, employees and consultants, our net income will be adversely affected.

In order to attract and retain key personnel, we plan to adopt the Company’s 2009 Stock Incentive Plan, under which we may initially grant options to any or all of our employees, directors, officers, consultants to purchase up to 500,000 shares of our common stock.  As of the filing date, we have issued options to purchase 45,000 shares of our common stock at an exercise price of $1.75 per share; the options, which vest over three years, will be included in the Company’s 2009 Stock Incentive Plan.

In accordance with Statement No. 123 (Revised 2004), "Share-Based Payment," or SFAS 123(R), of the Financial Accounting Standards Board, which requires all companies to recognize, as an expense, the fair value of share options and other share-based compensation to employees at the beginning of the first annual or interim period after June 15, 2005, we are required to account for compensation costs for all share options including share options granted to our directors, employees and consultants using a fair-value based method and recognize expenses in our statement of operations in accordance with the relevant rules under U.S. GAAP, which may have a material and adverse effect on our reported earnings.

USE OF PROCEEDS

We will not receive any proceeds from the resale of securities by the Selling Stockholders.   We could receive up to $1,028,436 in proceeds from the exercise of our warrants, although there is no certainty that we will receive any proceeds since the warrant holders may choose not to exercise their securities.  We plan on using such proceeds to purchase equipment, for continuing research and development, and working capital.

DETERMINATION OF OFFERING PRICE

The offering price of $1.50 per share of our common stock represents the last price our common stock sold.

DILUTION

Our net tangible book value per share, as of December 31, 2008, is determined by dividing our tangible net worth (tangible assets less total liabilities) by the total number of outstanding shares, 12,666,666, of common stock.  If you purchase our common stock from the selling stockholders identified in this prospectus, you will experience immediate dilution of $1.38 in the net tangible book value per share of our common stock assuming a sale price of $1.50 per share.  The following table illustrates the per share dilution to new investors purchasing shares from the selling stockholders identified in this prospectus.

Assumed offering price per share	$1.50

Net tangible book value before the conversion of the Convertible Securities (based on 12,666,666 shares outstanding)	$.05

Increase in net tangible book value per share attributable to the issuance of 1,352,290 shares of common stock upon exercise or conversion of Convertible Securities	$.07

Pro-forma net tangible book value per share after the offering (based upon shares outstanding)	$.12

Dilution of net tangible book value per share of new stockholders	$1.38	(92)%

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock.  We do not anticipate paying any cash dividends in the foreseeable future.  We currently intend to retain future earnings, if any, to finance operations and to expand our business.

Our board of directors has complete discretion on whether to pay dividends.  Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors that the board of directors may deem relevant.  We cannot assure you that we will ever pay dividends.

CAPITALIZATION

The following table sets forth our actual capitalization as of  December 31, 2008 on a pro forma basis as if the conversion from an limited liability company to a corporation occurred as of  December, 31, 2008, and capitalization as adjusted to give effect to the issuance of 1,352,290 shares of common stock upon the conversion or exercise of Convertible Securities as of such date, and the application of the estimated net proceeds derived from the exercise of Warrants, as described under “Use Of Proceeds.”  This table should be read in conjunction with our Financial Statements appearing elsewhere in the Prospectus.

	December 31, 2008
	Actual	As Adjusted

Preferred Stock, $.0001 par value, 10,000,000 shares authorized; 666,666 shares issued and outstanding	$1,000,000	$0

Stockholders’ Equity:

Common Stock, $.0001 par value, 100,000,000 shares authorized; 12,666,666 shares issued and outstanding; 14,018,956 shares as adjusted	1,267	1,402

Additional paid in capital	3,154,233	5,182,534

Deficit accumulated during development stage	(2,572,357)	(2,572,357)

Total capitalization	$1,583,143	$2,611,579

BUSINESS

Our History

We are a technology company positioned to commercialize our proprietary intellectual property to manufacture high purity silicon used in the production of silicon wafers and solar cells.  We believe that our unique and versatile approach will enable us to effectively compete in the rapidly growing solar energy market.

We were formed as Silica Tech, LLC, a limited liability company, in Connecticut on September 9, 2004.  Since our formation, we have developed our own proprietary plasma-based technology for use in the solar energy industry.  We also purchased certain assets, including patented intellectual property, associated with the manufacture of optical fiber from FiberCore, Inc. a Chapter 7 debtor, pursuant to an Asset Purchase and Settlement Agreement approved by the United States Bankruptcy Court, District of Massachusetts (Western Division) on February 3, 2006.  Silica Tech, LLC was converted into a US SolarTech, Inc, a Delaware corporation, effective January 1, 2009.   See “Recent Events” for a discussion of the conversion.

We are in the process of commercializing our plasma technology and processes for the manufacture of silicon and other products used in the rapidly growing solar energy industry.  Despite its significant growth, solar energy represents less than 2% of global energy usage and we believe that substantial growth lies ahead.  Over the past several years, it has been widely reported that solar cell manufacturers have been experiencing a severe shortage in silicon, the primary raw material used in the manufacture of solar cells.  While analysts cited in The Green Chip Review, Solarbuzz, Semiconductor International and other industry publications anticipate that there will be an increase in supply of such raw materials in 2010 and 2011; it is uncertain whether that additional supply will meet or exceed demand.

Although the current global recession is reducing demand growth and available credit, we believe that solar technology will remain strong as the demand for alternative energy technologies continues growing.  Already, silicon usage in the solar industry surpasses its usage in the semiconductor industry.  As for the impact of the global recession, analysts expect demand growth to slow substantially in the first half of 2009 with the potential for increase during the second half of 2009, and forecast growth and a re-acceleration in 2010.  However, there can be no assurance that this or any prediction will prove accurate, especially in today’s uncertain economic environment.

Our initial business plan contemplated our entry into the optical fiber industry, followed by our entry into the solar energy industry.  Our subsequent analysis and market research, coupled with strong demand in the solar industry, led us to focus our efforts directly on the solar industry. To help implement our initial strategy, we sought to acquire certain assets from FiberCore, Inc., a publicly traded manufacturer of optical fiber that filed for Chapter 11 bankruptcy in November 2003.   FiberCore, Inc. had previously been managed by our executive officers.

  In late August 2005, we raised $1,090,000 in equity from accredited investors in private sales.  We then purchased from Tyco International Sigma S.A.  and Tyco International Finance Alpha GmbH, both subsidiaries of Tyco International Ltd. (collectively “Tyco”): (i) $8.8 million in secured claims against FiberCore, Inc.; (ii) $1.5 million in secured claims against FiberCore USA, Inc., a wholly owned subsidiary of FiberCore, Inc. that was not in bankruptcy; and (iii) all right, title, and interest in the Tyco entities’ equity interests in FiberCore, Inc.  The assets we purchased from the Tyco entities also included security interests in intellectual property and other assets.  We paid a total of $670,000 for the assets we purchased from Tyco.  The consideration consisted of $575,000 in cash and an assumption of Tyco’s obligation to pay $95,000 to our three executive officers to reimburse them for out-of-pocket disbursements for legal fees associated with protecting certain intellectual property assets of FiberCore, Inc.  We reimbursed approximately $70,000 to our three executive officers by December 31, 2005 and the remaining $25,000 in December 2008.  See Related Party Transactions.

 On February 3, 2006, in accordance with the rights we purchased from Tyco, the United States Bankruptcy Court, District of Massachusetts, entered an order authorizing and approving the sale of certain assets of FiberCore, Inc. to us, as set forth in the Asset Purchase and Settlement Agreement by and among Steven Weiss, Chapter 7 Trustee of FiberCore, Inc. and Silica Tech, LLC, dated as of November 2005.  The sale closed in March of 2006.

 Shortly after the closing, based on market research, we modified our business plan to focus exclusively on the solar energy market.  During the period between June 2006 until approximately November 2007, we raised financing through private sales of our securities, filed patent applications, continued litigation activities to preserve our intellectual property rights, and sought business opportunities.

In anticipation of the deployment of our intellectual property for the manufacture of silicon in the solar energy industry, in November 2007, we began ordering equipment for use in our pilot plant which we are currently leasing but which we plan on purchasing in order to expand to a full manufacturing operation.  We plan to raise funds in additional financing to purchase the building, with respect to which we have a right of first refusal.

In December 2007, we sold our 7% interest in Middle East Fiber Company, an asset included in the FiberCore assets we purchased, for $325,000.  Of the $325,000, $80,000 was received in December 2007 and the balance, less legal fees, was received in January 2008.  Our allocated cost under the Agreement was approximately $37,000 and was comprised of our cost basis, legal fees, and fees paid to a Cayman Islands trustee in connection with the entity through which we owned our interest.

From January 2008 until recently, we, among other activities, have raised additional funds, entered into a lease agreement for our pilot plant , identified prospective customers, and built and installed our pilot manufacturing system.

In February 2008, we opened our pilot operation in Southbridge, Massachusetts and recently produced a prototype silicon sample, which demonstrates that our technology can be used to manufacture silicon.  We are now working on improving the purity of prototype material in order to produce a market-acceptable product, which requires ongoing testing.  Potential customers as well as independent laboratories are involved in quality testing.  We expect that we will succeed in producing a market-acceptable product in the near future.  In anticipation of our achieving this milestone, we have started recruiting additional full-time personnel, including process and chemical engineers, operating technicians, and administrative staff.

We plan on continuing to increase capacity and we will need additional funds to continue to upgrade.  In addition to $2,000,000 we received on December 31, 2008 (See Recent Sales of Unregistered Securities), we are seeking an estimated $10,000,000 in additional funds for plant expansion and working capital.  We anticipate that during the first two quarters of 2009, we will gradually order system parts, build additional systems for the manufacture of silicon, and purchase the building in which our pilot plant facility is located.

We plan to utilize our intellectual property in making silicon, the raw material used in the manufacture of solar cells using STC.  In addition, in anticipation of the growing use of thin-film technology for the making of solar panels, we have filed two patents that apply our plasma technology to the making of thin-film integrated solar cells, modules, or panels.

Our intellectual property has been developed over the past 10 years, originally for use in the fiber optic industry which requires fast, highly uniform and ultra pure deposition of silicon-based compounds.  We have been able to adapt this versatile and cost effective technology for use in the manufacture of pure silicon, crystalline silicon ingots and thin-film production of crystalline silicon that are used in the manufacturing of solar cells.

Background and Intellectual Property

Our experience with plasma technology gave rise to the issuance of four optical fiber patents that employ plasma technology during the period in which our management managed FiberCore, Inc.  Pursuant to a bankruptcy court order, in March 2006, we acquired those patents.  The patents relate to the use of plasma in optical fiber processing, only, and do not apply to our proprietary process for the manufacture of silicon.  Accordingly, we have four solar patents pending to protect our intellectual property rights that apply plasma technology to the solar industry.  The first of the four solar patents pending relates to the use of inductively coupled high frequency plasma as the energy source in order to make silicon and ingot material for the solar industry.  The second application relates to an improved plasma torch.  The torch was originally designed for the manufacture of optical fiber, but has since been modified for solar activities and is presently in use.  The third and fourth filings relate to the “thin film” process used in the making of integrated solar cells and modules for the solar industry.

While we are initially focusing primarily on the silicon business, there will be some resources applied to the thin-film process.  Once the silicon business is established, additional resources will be used on the thin-film processing in order to hedge against a technology shift from silicon to thin film.

Solar Energy Technologies

Patents

We own four patents and have one filing application awaiting approval related to our POVD (plasma outside vapor deposition)/PIVD (plasma inside vapor deposition) technologies, which were originally developed for optical fiber manufacturing.  With the filing of four new patent applications, we are now adapting this technology to manufacture silicon (powder or chunks), and doped (which involves the intentional introduction of another component in order to obtain certain properties) or un-doped crystalline silicon ingot, a-Si thin-film integrated solar cells, modules or panels, and/or an MJ-Si based thin-film, integrated solar cells, modules or panels.

Research and Development (“R&D”)

Over the past three months, most of our technical team’s time has been spent on product development.  Our technical team first tested the individual components of our system separately, then integrated them into a manufacturing system, and finally, produced the plasma we will use to manufacture our end product.  Our development activities to date, therefore, primarily have involved experimenting with, and fine-tuning our manufacturing system.

Our primary R&D focus going forward will be on improving the quality and lowering the manufacturing cost of our initial products: silicon powder or chunks, and crystalline silicon ingot. In addition, we will engage one machine design to improve its manufacturing efficiency and cost, and scale up engineering activities.  The system we are using for development may also be used to manufacture commercial product.

In addition, we plan to diversify our products in the photovoltaic or PV market into thin-film integrated solar cells and modules, and possibly into complete PV systems in the future.  We may engage in initial development activities, but have no plans at this time to engage in large scale research and development or manufacturing.

Raw Materials

We use STC as our main raw material to manufacture silicon and/or crystalline silicon ingot.  STC is available in the marketplace from various sources.  We are considering entering into long-term purchase agreements with suppliers of STC once we secure firm orders for our product.  We are also exploring the use of other chemical compounds in our production process.  Using alternative raw materials could potentially lower our cost and increase our options in the event of a shortage of raw materials.  We are also seeking to enter into long-term contracts with the suppliers of various chemicals.  The components used in our proprietary manufacturing process are available from various sources.  A continuous source of electrical energy, provided in part by the chemicals, is needed for the operation of the systems used in its production.

Proprietary Manufacturing Process and Products

Silicon in the Solar Industry

Silicon is the essential component needed to make solar cells.  Silicon is manufactured by first converting natural quartz or high purity sand to a metallurgical grade silicon, or “MGS,” which we expect will be less pure than our end product.  The MGS is then converted into Tri Chloro Silane, or “TCS,” which is purified and converted into pure silicon.  The pure silicon is then melted and grown into mono-crystalline ingots or cast into multi-crystalline ingot.

The Siemens Process

The most common process for converting the MGS into TCS and then converting the TCS into pure silicon is known as the Siemens process.  The Siemens process produces STC as a by product.  The STC is then further purified for use in the semiconductor and optical fiber industries.

Until the recent onset of global recession, there was a sizeable industry-wide shortage of silicon, which resulted in limited availability of silicon wafers and caused significant increases in the price of silicon.  As demand for solar cells increased, many participants or companies in the solar power industry announced plans to add additional manufacturing capacity.  However, these expansion efforts appear to have slowed because of the global recession.  Nevertheless, once the recession eases and this added manufacturing capacity comes on-line, silicon prices may drop unless the demand for silicon continues to increase.  It is also possible that pent-up demand generated by strong government support in the U.S., Germany and in other countries could further exacerbate the current silicon shortage.  Moreover, silicon is also used in the semiconductor industry and any increase in demand from that sector could compound the shortage.

Silicon suppliers have been adding manufacturing capacity in response to the growing demand in recent years.  However, building silicon production facilities generally requires significant capital and it typically takes an average of 24 to 36 months to construct a working facility that utilizes the conventional Siemens process.  As a result, silicon suppliers are generally willing to expand only if they are certain of sufficient customer demands to justify such capital commitment.

We suspect that owing to the present economic climate, silicon suppliers have eased their requirement that customers prepay for raw materials well in advance of their shipment, which, in turn, leads to an increase in working capital commitments for cell manufacturers.  Such manufacturers would therefore be required to dedicate a larger portion of their capital to purchasing raw materials, diverting funds from other business activities.  In addition, the production of silicon using the Siemens process generally becomes economically viable only when launched in large scale, and is expensive to scale down.

Our Proprietary Process

 Our patent-pending technology utilizes STC, the by-product of the Siemens process, which is already pure enough for solar application, or uses the higher grade semiconductor or optical grade STC manufactured for the optical fiber industry (which is what the Company is currently purchasing and plans to purchase in large quantities for production) and converts it to pure silicon in one step through a process that requires significantly less capital investment than is required in converting sand into solar grade silicon.  We then convert the pure silicon to a crystalline ingot.  There are two types of crystalline silicon ingot in use today: single or mono-crystalline ingot, and multi-crystalline ingot.  The Company plans to manufacture the single or mono-crystalline ingot.  The ingots are then sliced into wafers, converted into solar cells, incorporated into a solar module or panel, and finally installed as a complete system along with other components typically referred to as “balance of system components.”

In addition to manufacturing pure silicon, we plan to convert the silicon into a single crystal ingot using commercially available manufacturing equipment that is well proven and reasonably automated.  In the future, we are considering developing our own multi-crystalline ingot that will be integrated in a one-step process with the manufacture of pure silicon from STC.

Sales and Marketing

While the global recession has caused a softening in demand for polysilicon, the demand for the products we intend to manufacture, high-purity silicon and single crystal silicon ingot, which result in a higher efficiency solar cell, still remains relatively strong.  We plan to use a direct sales effort in the U.S.  and overseas through a team of sales representatives to develop a brand name associated with a higher quality and more efficient product than that of our competitors.  We anticipate that our sales efforts will primarily focus on those customers interested in entering into long-term purchase contracts with us.

To assist with our overseas sales effort, we have been in contact with distributors in China and Thailand that are experienced in selling high-tech material.  We also plan to attend various renewable energy conferences that are held around the world at various times of the year.

We anticipate that we will sell our products to long-term customers as well as customers who buy in the spot market, which traditionally commands much higher prices than those provided for in long-term contracts.

Customers

Over the past several years, there has been a silicon supply shortage.  Despite recent softening in demand, we anticipate that the shortage will continue for several years, even with the increase in supply.  Considering this shortage, we believe that we could sell the entire capacity of our Southbridge facility to one customer.  Nevertheless, we intend to diversify our client base, and market ourselves as a second source of silicon for customers already purchasing their silicon elsewhere.

Strategy

Our initial focus will be to bring our current plant to full capacity, which is estimated to produce sufficient silicon ingot for the manufacture of solar cells capable of producing up to 50MW of energy.  Once our Southbridge plant operates at full capacity, we plan on considering additional plant sites in the US, Europe, China, India and the Middle East, in order to supply key world markets.

We are also exploring opportunities to expand our manufacturing capacity through licensing and joint venture manufacturing agreements with large customers through which we would license our technology to third parties who would produce silicon on their own premises.  We have engaged in preliminary discussions with potential customers and suppliers who have also expressed an interest in considering entering into an offshore joint venture arrangement with us.  In addition, we are evaluating the possibility of vertically integrating into the solar photovoltaic market through mergers and acquisitions if and when opportunities arise.

Competition

We are faced with major competitors who have brand name recognition and are financially more stable.

The market is controlled by several large corporations.  The following six companies account for roughly 75% of silicon production:

•	Wacker-Chemie AG (Germany);

•	Renewable Energy Corporation (Norway);

•	Tokuyama Corporation (Japan);

•	MEMC Electronic Materials, Inc. (USA);

•	Mitsubishi Corporation (Japan & SA); and

•	Sumitomo-Titanium Corp. (Japan).

Over the past several years, in response to the silicon shortage, over 20 new producers of silicon have entered the marketplace, though many of them use the Siemens process, which requires extensive capital outlays.  However, several manufacturers claim to have developed new proprietary processes which are more cost effective than the well known Siemens process.  We have no knowledge as to whether such claims are valid, nor can we be certain whether these new processes are more or less efficient than our process.

In addition, Wacker-Chemie AG (“Wacker”) recently announced plans to build a $1 billion polysilicon plant in Tennessee, with an anticipated capacity of 10,000 tons per year or 833 MW of energy, and which is expected to employ 550 people.  Wacker’s $1 billion investment translates to a cost of $1.2 million per MW which is significantly higher than our estimated cost of $500,000 per MW, resulting in our cost being approximately 60% lower.  See the risk factor entitled “Because we compete in a highly competitive market and many of our competitors have greater resources than us, we may not be able to compete successfully.”

Employees and Contractors

As of February 1, 2009, we had 5 full-time employees, and  6 part-time contractors/employees engaged as follows:

	Part-time
	Employee/	Full-Time
	Contractors	Employees

Administration	1	1
Research and Development/Technical Support	5	3
Business Development and Sales		1

As we expand our pilot facility to a 10 MW manufacturing facility over the next year, we plan to hire approximately 25 full-time employees, primarily in the areas of administration, production, and research and development.  Given our plant’s capacity and the perceived continued demand for silicon from potential customers interested in placing orders, we believe that limited marketing and sales efforts will suffice in enabling us to sell up to our maximum capacity.

We also anticipate that over time a significant number of our independent contractors will become full-time employees.  From time to time, we intend to use independent contractors to support our activities, including research and development.  As new products are developed and as operations grow, we will need additional personnel.

We are a start-up entity and, to date, have had no employee or contractor turnover.  We consider our relationship with our employees, contractors and subcontractors to be satisfactory.  We are not, and do not expect to become, party to any collective bargaining agreement.

Recent Developments

Pilot Plant

In February 2008, we opened our pilot plant, located at 15 Sandersdale Road in Southbridge MA.  We spent the following ten months, upgrading the facility to accommodate, and proceeded to construct, our pilot system.

Following system testing, in early February of 2009, we produced “prototype material,” the first sample of our product.  The achievement demonstrated that our technology is capable of producing silicon and is a promising alternative to costlier and larger scale techniques used to produce the same material.  Test results for this first sample showed the presence of impurities, largely due to oxygen leaking into the system.  In subsequent trials, with consistently isolating and eliminating the leakage, we reached a 99% purity level.  We are highly confident that the remaining impurity will be eliminated with design modifications.  We are now working on improving the purity of the prototype material in order to, at least, meet industry standards.  Next, we will move toward producing high-efficiency silicon in order to better compete in the marketplace.  Industry analysts expect that producers of lower purity silicon are more susceptible to falling margins as supply increases and demand decreases, especially in 2009.  The process requires ongoing quality testing involving both potential customers and independent laboratories.  In connection with achieving the milestone of producing our sample, we have started recruiting additional full-time personnel, including process and chemical engineers, operating technicians, and administrative staff.  In addition to the funds received from the sale of our Series A Preferred Stock as described below, we intend to raise in the future an estimated $10 million in additional funds in order to purchase the Southbridge building, to build additional manufacturing systems and to provide working capital.

We plan on continually focusing on increasing product yield in order to reduce manufacturing costs and increase production.  We intend to increase capacity at our Southbridge, Massachusetts facility to enable us to produce approximately 120 tons of silicon, an amount which under present technology is sufficient to produce 10 MW of energy.  We anticipate then a capacity upgrade through adding systems to produce 480 tons of silicon capable of producing 40MW of energy.  We believe that through purchasing additional equipment and leasing or purchasing the entire premises in the building at, but without expanding our Southbridge facility, we can achieve a maximum capacity of 600 tons of silicon annually, which is equivalent to the amount necessary to manufacture silicon-based solar cells with an aggregate capacity to produce 50 MW of energy.

Over the past several years, technical improvements in the manufacture of cells have reduced the number of tons of silicon required to produce solar cells capable of generating one MW of solar energy.  Just a few years ago, 14 tons were required to produce solar cells capable of generating a single MW of energy.  Today, that number has gone down to 12 tons.  We expect that continued improvements in technology and efficiency will continue to reduce the number of tons required to produce the same amount of energy.  We believe that some solar cell manufacturers have been able to produce a MW of energy with only 10 tons of silicon, and we believe that it will be possible to produce a MW with as little as 8 tons as technology improves.

Conversion to a Delaware Corporation

Effective January 1, 2009, we converted from Silica Tech, LLC, a Connecticut limited liability company into US SolarTech, Inc., a Delaware corporation.  Pursuant to the conversion, members of Silica Tech, LLC received common stock of US SolarTech, Inc. and warrants to purchase shares of common stock of US SolarTech, Inc.  Pursuant to the conversion, members of Silica Tech, LLC each received a pro rata portion of 12,666,666 shares of common stock of US SolarTech, Inc.; certain members received a pro-rata portion of 685,624 warrants.  Mr. Alnamlah received 666,666 shares of Series A Preferred Stock, (all priced at $1.50), based on a company valuation of $20,000,000.

Under Delaware law, US SolarTech, Inc. is deemed to own the assets of, and be obligated for the debts of Silica Tech, LLC, and to have been formed on September 9, 2004, the date on which Silica Tech, LLC was formed.

Sale of Preferred Stock

As of December 31, 2008, we sold a 10% membership interest in Silica Tech, LLC to Mr. Alnamlah for total proceeds of $2,000,000.  On January 1, 2009, such membership interest was converted to common and preferred equity, and warrants to purchase common equity, in connection with the conversion of Silica Tech, LLC into US SolarTech, Inc.  See “Recent Developments” for a discussion of the conversion. Specifically, pursuant to the terms and conditions of the investment, Mr. Alnamlah received 666,666 shares of our common stock and warrants, expiring January 1, 2012, to purchase 300,000 shares of our common stock, at an exercise price of $1.50, for consideration of $1 million and 666,666 of shares our Series A Preferred Stock for consideration of $1 million.  See “Description of Securities.”

Sale of Middle East Fiber Company Interest

In a separate transaction in December 2007, Mr. Alnamlah purchased all of our 7% interest in Middle East Fiber Company, a company controlled by Mr. Alnamlah, for proceeds of $325,000.  Our interest in Middle East Fiber Company was among the assets we purchased from FiberCore, Inc.

Solar Industry Background

The solar power or photovoltaic (“PV”) market has grown significantly in the past decade.  According to Solarbuzz LLC, an independent solar energy research and consulting company, the world PV market, as measured by annual solar PV installations, increased from 345 MW in 2001 to 2,826 MW in 2007, representing a compounded annual growth rate, or CAGR, of 43.4%, while world solar PV industry revenues grew from approximately $2.0 billion in 2000 to approximately $17.2 billion in 2007, representing a CAGR of 43.1%.  In 2007, the world PV industry growth reached 62% over the prior year.  However, growth was slowed by limited silicon supply in 2007, which increased by only 30% - both for solar and semiconductor industries combined.

Despite its rapid growth, solar energy still constitutes only a small fraction of the world’s energy output and we believe it has significant growth potential.  Despite the impact of the global recession, published reports provide that Photon Consulting, another recognized solar marketing group, projected that annual solar PV industry revenues will reach $30 billion by 2010, and over $80 billion by 2015 representing a CAGR of 23.1%, from 2005.  Moreover, the United States Department of Energy projected that by 2012, solar electricity will reach parity with retail electricity in certain parts of the United States.  Between now and then, we anticipate that governments of most developed countries, including the United States (federal and most state governments), Japan, and all major countries in Europe will have adopted various incentives to accelerate the growth and economic viability of renewable energy including solar.  Royal Dutch Shell, PLC, one of the world’s leading energy companies, predicted that solar energy will be the largest source of power by the middle of this century, exceeding oil and gas combined.  We are therefore optimistic about the prospects of growth of solar energy and the demand for materials associated with it, in the 21st century.

Solar power generation has emerged as one of the most rapidly growing renewable sources of electricity.  Solar power generation has several advantages over other forms of electricity generation, including:

•	Reduced dependence on fossil fuels. Solar power electricity generation does not consume fossil fuels. Increases in solar power generation therefore reduce dependence on fossil fuels.

•
Environmental advantages.  Solar power is pollution free during use and therefore has less impact on the environment than other forms of electricity generation.  This makes solar power more appealing for locales and industries seeking “greener” energy.

•	Matching peak time output with peak time demand. When connected to a grid, solar energy can effectively supplement electricity supply from an electricity transmission grid during times of peak demand.

•	Modularity and scalability. As the electricity generating capacity of a solar energy system is a function of the number of solar modules installed, solar technology is rapidly scalable and versatile.

•
Flexible locations.  Solar power production facilities can be installed where grid connection or fuel transport is difficult, costly, or impossible, and the installation of power production facilities at the customer site reduces investment in production and transportation infrastructure.

•
Government incentives.  A growing number of countries and local governments have established incentive programs for the development of solar power, resulting in solar power being increasingly viable economically.

Our Competitive Strengths

We believe that we have numerous competitive strengths that will enable us to compete effectively and to capitalize on growth opportunities in the solar PV market.  Those strengths include:

•	Access to our key raw material. Based on our market research, we believe that we will be able to purchase STC, which is readily available on the chemical market, on commercially reasonable terms.

•
Low manufacturing costs.  Our patent pending technology for manufacturing high purity silicon is unique, automated, and suitable for small and large scale operations.  Our technology is a “one step” process for the making of silicon from STC, which also allows for the recycling of unused chemicals until fully converted to silicon.  We believe our manufacturing cost will be highly competitive with existing technologies.

•
Unique System.  Our manufacturing system is uniquely designed so that with yield improvements, over time, one machine should manufacture sufficient silicon for 1 to 1.5 MW of solar cell per year.  This makes the system uniquely suitable for licensing to meet customers’ rapidly growing demand.  In addition, we may develop manufacturing lines with substantially larger capacity.

•	High quality products. We believe we can produce optical grade silicon that is purer than solar grade silicon manufactured by most other suppliers at very competitive prices.

•	Scalable manufacturing capacity. Our patent pending process for manufacturing silicon can easily be scaled up in small or large increments, which is a unique advantage of its process.

•
Ability to quickly broaden and diversify our customer base.  We have identified several potential domestic customers and a number of potential international customers, and are currently in the process of negotiating long term sales agreements.  However, we will need significantly more funding in order to increase manufacturing capacity to satisfy the potential customer requirements.  See Risk Factors.

•
Economies of scale – available to independents – licenses.  Our patent pending technology can be licensed to solar cell and semiconductor manufacturers seeking a second source of silicon or to vertically integrate because of the technology’s economic scalability.

•
Potential for expanding into other markets - semiconductor.  Our patent pending technology can service the semiconductor market as well as the solar market, because we anticipate that our process will enable us to manufacture the higher level of purity required for semiconductor applications.

Our Strategies

Our objective is to play a significant role in developing and manufacturing low-cost, high-performance silicon and ingot products.  We intend to achieve this objective by pursuing the following strategies:

•
Execute long term agreements with customers and suppliers.  We intend to enter into long-term supply agreements with multiple suppliers as we execute sales contracts with solar cell and/or silicon wafer manufacturers and distributors.

•
Expand manufacturing capacity.  We intend to expand capacity to match our customers’ sales contracts.  Our initial capacity planning includes a 10 MW per year facility in 2009, increasing to a 50 MW per year facility by the end of 2012, bringing our Southbridge facility to full capacity.  Further expansion, based on customer requirements, will require either expanding the present facility or adding another facility either in the United States or overseas near our customers’ facilities. In addition, to improve profitability, we plan to market value-added products in the form of mono-crystalline and multi-crystalline silicon ingot manufactured using commercially available known technologies, or using our proprietary technology as soon as it is fully developed for adaptation to such other products.

•
Further enhance our technology through focused research and development efforts.  We intend to further enhance our technology to improve silicon efficiency and lower manufacturing costs by increasing our investment in research and development and through cooperation with our suppliers and customers.  While silicon is expected to remain the major product in the making of solar cells, thin-film technology has been making inroads against silicon/cell manufacturing.  In order to hedge our technology position, we have filed two thin-film patents and are exploring the development of marketable thin-film products in the future.

•
Build US SolarTech into a leading brand.  We intend to build US SolarTech into a leading silicon ingot brand by emphasizing our product features that include a combination of high performance stable supplies and competitive prices.

•
Expand sales in new and existing markets and diversify customer base.  As we increase capacity, we plan to expand our sales outside of the US into China and other overseas markets, including Germany, Thailand, Malaysia, India, and South Korea, and to diversify and grow our customer base to include some of the largest established players in the global PV industry.

•
Thin film – We plan to diversify our products in the PV market into thin-film integrated solar cells and modules, and possibly into complete PV systems in the future.  We have filed one patent application related to the manufacture of amorphous silicon thin-film solar cells.  We also filed a second patent application regarding a thin-film process which employs plasma inside vapor deposition for the making of multi-junction silicon based (“MJ-Si”) thin-film integrated solar cells, modules and or panels.  While we have no current plans to engage in large scale thin-film research and development or manufacturing, we anticipate that our further research and development will explore opportunities related to thin-film.

PROPERTIES

Our manufacturing facility is located in a 36,000 sq. ft building located at 15 Sandersdale Road, Southbridge, Massachusetts.  Currently, we lease approximately 7,000 square feet of which we currently occupy approximately 4,000 sq. ft. pursuant to a month-to-month lease, dated February 2008.  In addition, we have a right of first refusal to lease or purchase the entire building.  We plan to purchase the building in order to expand our operations.  We believe that the facility should be able to accommodate about 40 systems, which over the next several years should be able to generate about 600 tons of silicon or enough silicon under current standards to yield about 50 MW annually.

We maintain our corporate offices at 199 Main Street, Suite 706, White Plains, NY 10601.  Currently, Mr. Phillips, our Chief Financial Officer, occupies this space under a sub-lease which expires on October 31, 2009.  Since inception, our usage of this space has increased from about 50% to 95%.  We intend to reimburse Mr. Phillips for our allocable share of lease costs.

We currently carry $500,000 of third-party liability insurance with a reputable carrier against claims relating to personal injury, property or environmental damage arising from accidents on our properties or relating to our operations.  To the extent we can do so on commercially reasonable terms, we intend to increase coverage as needed.

LITIGATION

POVD Patent Litigation

On February 17, 2006, we filed a declaratory-judgment action against J-Fiber GmbH (“J-Fiber”) in the United States District Court for the District of Massachusetts.  The action is captioned Silica Tech, L.L.C. v. J-Fiber, GmbH, 06-CV-10293 (D. Mass.).  The action was assigned to Judge Reginald C. Lindsay.

The action seeks to establish that we own free and clear of any claims of J-Fiber, all right, title and interest in and to patents and patent applications (together, “Patent Assets”) of FiberCore, Inc.  (“FiberCore”).  We acquired the Patent Assets in FiberCore’s bankruptcy proceedings.  J-Fiber is the successor-in-interest of FiberCore’s former subsidiary, FiberCore Jena AG (“FC Jena”).

The Patent Assets include those described and claimed in the following U.S. patents and related patent applications filed by FiberCore — along with their respective foreign counterpart patents and patent applications:

•	U.S. Patent No. 6,253,580, issued July 3, 2001, entitled “Method of Making a Tubular Member for the Optical Fiber Production Using Plasma Outside Vapor Deposition.”

•	U.S. Patent Application No. 09/058,207, filed April 10, 1998, entitled “Method of Making an Optical Fiber Preform.” (which is related to U.S. Patent No. 6,536,240).

•	U.S. Patent No. 6,536,240, issued March 25, 2003, entitled “Method of Making an Optical Fiber Preform via Multiple Plasma Deposition and Sintering Steps.”

•	U.S. Patent No. 6,793,775, issued September 21, 2004, entitled “Multiple Torch-Multiple Target Method and Apparatus for Plasma Outside Chemical Vapor Deposition.”

•	U.S. Patent No. 6,769,275, issued August 3, 2004, entitled “Method for Making Optical Fiber Preform Using Simultaneous Inside and Outside Deposition.”

Our acquisition of the Patent Assets from FiberCore was approved by a February 3, 2006 order of the United States Bankruptcy Court for the District of Massachusetts In re: FiberCore, Inc., No. 03-46551 (the “Bankruptcy Court Order”).  The Bankruptcy Court Order permitted the sale subject to certain “Surviving Claims” retained by J-Fiber.  According to the Bankruptcy Court Order, the Surviving Claims were limited to in rem claims against the Patent Assets and “shall not in any manner constitute claims against US SolarTech” (emphasis added).

On August 28, 2006, J-Fiber filed an Amended Answer, Counterclaim, and Jury Demand claiming that it is the rightful owner of the Patent Assets.  J-Fiber asserted four counterclaims: (I) a conversion claim alleging that the assignments of the Patent Assets by their inventors to FiberCore (the “Assignments”) constituted conversions of FC Jena’s property; (II) a fraudulent-conveyance claim alleging that the Assignments constituted fraudulent conveyances of FC Jena property; (III) a declaratory-judgment claim seeking a judgment that J-Fiber is the sole and rightful owner of the Patent Assets; and (IV) an alternative declaratory-judgment claim requesting that if the court determines that J-Fiber does not have ownership rights to the Patent Assets, it rule that J-Fiber can use the Patent Assets without being subject to claims of infringement.  Included in J-Fiber’s Prayers for Relief are requests for attorneys fees, costs, expenses, and “such other equitable or monetary relief as may be just and proper,” without specifying an amount of any alleged damages.  On September 25, 2006, we filed our answer to J-Fiber’s Counterclaim.

Discovery commenced in the summer of 2007.  On July 2, 2007, the court ordered J-Fiber to file a statement concerning its contention that German law applies to the case, and gave us an opportunity to respond.  J-Fiber filed its statement on July 25, 2007, largely relying on a Preliminary.  Statement Regarding Applicable Principles of German and European Union Law, which it had filed on March 23, 2007.  We filed our response on September 17, 2007 (followed by a corrected copy on October 2, 2007), arguing that Massachusetts law should govern the case and that German law is inapplicable.  On November 9, 2007, the court referred the case to Magistrate Judge Marianne B. Bowler for determination of the applicability of German law.

On December 31, 2007, we filed a motion for judgment on the pleadings seeking dismissal of J-Fiber’s counterclaims pursuant to Federal Rule of Civil Procedure 12(c) (the “12(c) Motion”).  We argued that none of the counterclaims qualifies as a “Surviving Claim” permitted by the Bankruptcy Court Order and that each counterclaim fails as a matter of law on independent grounds.

On January 4, 2008, we filed a stay motion requesting, among other things, that the court stay depositions, and its determination of the applicability of German law, pending disposition of the 12(c) Motion.  On January 8 and 9, 2008, the court referred the stay motion and case management to Magistrate Judge Bowler.  On January 10, 2008, J-Fiber filed its opposition to our stay motion.  At a conference on January 15, 2008, Magistrate Judge Bowler granted our request to stay depositions pending resolution of the 12(c) Motion, but denied our request to stay the determination of the applicability of German law.

On January 16, 2008, the court referred the 12(c) Motion to Magistrate Judge Bowler.  On February 16, 2008, J-Fiber filed its opposition to the 12(c) Motion.  On April 1, 2008, Magistrate Judge Bowler heard argument on the 12(c) Motion, but not on the applicability of German law.  During the hearing, J-Fiber’s counsel clarified that J-Fiber’s counterclaims are in rem claims against the Patent Assets and are not damages claims against us.  At the end of hearing, Judge Bowler took the motion under advisement.  The motion remains pending.

This action is at an early stage, as discovery has not been completed and depositions have not been taken, and we cannot predict its outcome.  We intend to vigorously prosecute our case against J-Fiber and defend against J- Fiber’s counterclaims.  In the event that we do not prevail, we believe that pursuant to the Asset Purchase and Settlement Agreement between us and FiberCore’s Trustee, we would retain a $7,500,000 claim against J-Fiber secured by the Patent Assets.

Know-How Litigation

On January 20, 2009, we filed a complaint against J-Fiber in the United States District Court for the Southern District of New York.  The action is captioned US SolarTech, Inc. v. J-fiber, GmbH, 09-CV-00527 (S.D.N.Y.).  The action was assigned to Judge Cathy Seibel and Magistrate Judge Paul Davison.

Our complaint asserts claims of breach-of-contract, misappropriation of trade secrets, and unjust enrichment against J-Fiber.  We allege that FiberCore and FC Jena entered into a Patent and Technology Information License Agreement, dated May 22, 2003 (the “License Agreement”).  In the License Agreement, FiberCore agreed to license to FC Jena its patents, patent applications, and technical information — including know-how and trade secrets — relating to fiber-optic preform manufacturing.  The License Agreement provides for FC Jena to pay certain research-and-development fees to FiberCore.  It also contains a change-in-control provision that provides that if certain conditions are met, two million Euros would be due and payable to FiberCore.

  Our complaint alleges that we have succeeded to FiberCore’s interest in the License Agreement pursuant to the Bankruptcy Court Order, and that J-Fiber has succeeded to FC Jena’s interest.  We allege that J-Fiber acquired FC Jena’s assets in receivership proceedings in Germany and thereby triggered the change-in-control provision in the License Agreement and a two million Euro obligation to us.  We allege that J-Fiber has continuously used, in its day-to-day operations, the trade secrets and know-how that FiberCore disclosed to FC Jena and that are now intellectual property belonging to us — but never paid any compensation to us for that intellectual property under the License Agreement or otherwise.

We allege that J-Fiber’s use of our trade secrets constitutes a misappropriation of trade secrets in violation of Massachusetts law (Mass. Gen. Laws ch. 93, § 42) and that J-Fiber has been unjustly enriched by profiting from our trade secrets and know-how.  Among other relief, our complaint seeks damages for J-Fiber’s breaches of the License Agreement — including the 2,000,000 Euros we claim are due and owing; double damages for misappropriation of trade secrets under Massachusetts law; and restitution of J-Fiber’s profits attributable to our trade secrets and know-how.

On January 28, 2009, we filed an amended complaint that added one paragraph to our original complaint.  We must now serve J-Fiber with process in Germany pursuant to the procedures of the Hague Convention.

This action is at an early stage and we cannot predict its outcome.  We intend to vigorously prosecute our case against J-Fiber.

  Litigation against our Executive Officers

In or about March 2004, FC Jena filed for receivership in Germany.  Approximately two months later, J-Fiber, which is controlled and managed by parties who were employed by and associated with FC Jena, GmbH (“J-Fiber”) acquired the assets of FC Jena.

In December 2005, J-Fiber filed an action in Gera, Germany, reference number 1HKO 296/05 against Mr. Aslami and Mr. DeLuca with respect to a multi-party  transaction among a subsidiary of Tyco International, Ltd, FiberCore, FC Jena, and Xtal Fibras Opticas S.A. Brazil, a company 90% owned by FiberCore.  As part of the transaction, Tyco loaned $1,500,000 to a wholly-owned subsidiary of FiberCore collateralized by a secured lien on $3,000,000 of newly purchased specialized equipment used in the making of preforms, the raw material for making optical fiber.  Title to the equipment was transferred to the subsidiary from Xtal in consideration of Xtal being discharged from certain obligations both to FiberCore as well as to FC Jena.  FC Jena received a 16% interest in the subsidiary as well as other consideration.

J-Fiber claims that defendants Aslami and DeLuca, who served as members of FCJ’s supervisory and executive boards, respectively, breached their fiduciary duties to FC Jena in the transaction in that the equipment had no value and, accordingly, the 16% interest that FC Jena received did not have any value; FiberCore held the remaining 84%.

Defendants Aslami and DeLuca filed a brief challenging the claim and submitted supporting documentation as to the then $3,000,000 valuation, a Bill of Sale, as well as FC Jena’s valid approval for the transaction.

In December 2006, J-Fiber filed a second suit in Gera, Germany, reference number 1HKO-242/06, claiming that in 2001, Messrs.  Aslami, DeLuca and Phillips, through the use of service, sales and other agreements, improperly transferred funds from FCJ to FiberCore for services.  J-Fiber claims that there were no services rendered to FC Jena.

Defendants Aslami, DeLuca, and Phillips filed several briefs challenging the claim and submitted supporting documentation, including a Management Report from FC Jena’s auditors Deloitte & Touche, confirming FiberCore’s rendering of the services in question.

On November 12, 2007, a court hearing was held in Gera, Germany for both cases.  The defendants, including Mr. Phillips, who was added as a defendant, presented their supporting documentation and responded to numerous questions from the judge.  Mr. Phillips served as a director, Chief Financial Officer (July 2000 to July 2001) and a consultant to FiberCore and as a member of FC Jena’s supervisory board.  The judge provided a summary of the proceedings and allowed both parties to submit follow-up briefs.  The judge also informed both parties that a new judge would be assigned to both cases, as she would be taking a personal leave.

At the hearing, J-Fiber served upon Messrs. Aslami, DeLuca, and Phillips an amended complaint in case 1HKO-250/06 that extended J-Fiber’s claims to cover the years 2002 and 2003, in addition to 2001.

In April 2007, a new judge was assigned and called for a second hearing for both cases to be held in Germany on September 7, 2008.

At the September 7 hearing, the judge stated for the 296/05 case that he was going to solicit an independent equipment valuation in order to determine the value of the specialized equipment at the time of the transaction.  In the 295/06 case, the court indicated its inclination to dismiss the case, but agreed to allow J-Fiber to introduce an additional witness, the Deloitte & Touche audit partner, at a future hearing.  A new hearing date has not been set.

To date, the executives have only sought and received from us reimbursement for their trips to Germany for the two hearings. The executives and their German law counsel intend to vigorously defend against the claims against them and believe that the claims are without merit.

We believe that the lawsuits were brought against the executives on account of their current executive positions with us and as leverage against us in our POVD patent litigation and other pending actions against J-Fiber, as confirmed by the testimony of J-Fiber’s own counsel during the first hearing.  Accordingly, the executives would be entitled to indemnification from us with respect to legal fees and liability, if any, arising from the German lawsuits pursuant to our existing indemnification obligations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth our directors and executive officers, their ages as of the date of this prospectus and the positions held by them.  The corporate address for each of our directors and executive officers is 199 Main Street, White Plains, New York 10601.

Name	Age	Position

Mohd Aslami	62	Director; President, Chief
		Executive Officer and Chief
		Technology Officer

Charles DeLuca	71	Director; Executive VP - Business
		Development; Secretary

Steven Phillips	64	Director; Executive VP; Chief
		Financial Officer and Treasurer

Vinod Sareen	53	Director *

*Mr. Sareen serves as a board member representing Mr. Alnamlah.  See the description of the rights of holders of preferred stock under “Description of Securities.”

Dr. Mohd Aslami is our co-founder, President, and Chief Executive Officer/Chief Technology Officer and is a member of our board of directors.  He is also a co-inventor of our intellectual property.  Over the past 24 years, Dr. Aslami co-founded several companies in the field of fiber optics.  He served as Chairman of the Board of Directors and Chief Executive Officer of FiberCore a NASDAQ-listed company, as well as the Chairman of the Supervisory Board of FiberCore’s subsidiary FC Jena.  He was also a co-founder, director and executive vice president of engineering and manufacturing with SpecTran Corp., a publicly traded manufacturer of optical fiber in the U.S., which was later acquired by Lucent.  Prior experience includes technical management positions at Galileo Electro Optics and Corning, Incorporated.  Dr. Aslami began his career in academics, teaching at Kabul University, University of Cincinnati, and the University of Petroleum and Minerals in Dhahran, Saudi Arabia.  He has published several articles and has authored, and co-authored several patents relating to fiber optic manufacturing and fiber optic related processes and products, as well the Company’s primary plasma based patents for manufacturing pure silicon, crystalline silicon ingot and thin film.

During the past five years, in addition to co-founding and developing the company, and managing his personal investments, Dr. Aslami also co-founded and served as President and CEO of Solec International, Inc.  (“Solec”).  Solec, incorporated in September 2005, which has since ceased operations, was actively involved in the development of a copper indium gallium diselenide or CIGS (non-silicon-based) thin-film, an integrated solar cell/module, based on the NREL (National Renewable Energy Lab) process, as well as system design and integration based on silicon based solar modules.  Solec received a license from NREL.  In June 2008, Dr. Aslami personally filed a patent application for a thin-film process. See “Related Party Transactions.”

Dr. Aslami holds a B.S. degree in chemical engineering from Purdue University (1968) and a Ph.D. in chemical engineering from the University of Cincinnati (1974).

Mr. Charles DeLuca is our co-founder and Executive Vice President for Business Development and is a member of our board of directors.  He brings over 25 years of expertise in the fields of management and business development to US SolarTech.  Since leaving FiberCore in June of 2003, he has focused on business development in the Asian markets.  In his last position at FiberCore, Mr. DeLuca was secretary and the managing director of the three operations in Jena, Germany:  FC Jena a fiber operation, FiberCore Machinery GmbH, a machinery building company, and FiberCore Glass GmbH, where the engineering and pre-production work for our intellectual property was undertaken.  The FiberCore Glass GmbH operation produced saleable product for the medical market and part of the operation also served as the research and development facility for ongoing development of patent work related to our intellectual property.  Mr. DeLuca was also a co-founder of FiberCore’s ALT subsidiary that designed, developed, and installed fiber optical network for the local area network market.  He also held the position of director and executive vice president of sales and marketing for a FiberCore subsidiary.

Mr. DeLuca was also a co-founder of SpecTran Corp. and served as the secretary of SpecTran, a director and executive vice president of sales and marketing for both SpecTran and SoneTran, a joint venture with Southern New England Telephone producing single mode fiber for the telecommunications market.  He was responsible for the development of sales of optical fiber in the telecommunications and data communications markets.  Mr. Deluca was employed at Exxon Optical Information Systems and Galileo Electro Optics Corporation from 1980 to 1981 and from 1976 to 1980, respectively, in marketing management positions.  Prior to his employment at Galileo, he served as marketing manager for five operating high tech product lines with Bendix International.

For the past five years, Mr. DeLuca, aside from his activities for the company, has invested in real estate and retail activities, including managing his investments.

Mr. DeLuca holds a B.S. in economics from Queens College, New York and an MBA in management and marketing from St. John’s University, New York.  He has co-published several articles in the fiber optics field.

Mr. Steven Phillips is our co-founder and Executive Vice President, Chief Financial Officer and Treasurer, and is a member of our board of directors.  Mr. Phillips has over thirty years of experience as a CFO, director, and consultant in a variety of high technology industries.  He brings to us skills in the area of corporate finance, start-up environments, turnarounds and corporate partnering.  In addition to participating in numerous private transactions, Mr. Phillips was actively involved with FiberCore from 1995 to 2003, and served as interim chief financial officer from August 2000 to July 2001.  He became a director of FiberCore in May 1995 and a Supervisory Board Member of FiberCore’s German subsidiary in December 2001.  He was primarily responsible for about $90 million of FiberCore’s major fund raising and joint venture activities involving Tyco International Ltd, banks, and other financial institutions.  Mr. Phillips, operating through One Financial Group Incorporated, a company he has controlled for over twenty years, provides financial services to companies and individuals.

From November 2003 until mid-2005, Mr. Phillips worked with FiberCore’s bankruptcy trustee and negotiated the Tyco Agreement between Tyco and the Company, dated August 25, 2005.   In addition to his private practice activities, he co-founded the company in September 2004 and thereafter, worked on developing the Company.

Mr. Phillips also served as interim Chief Financial Officer for a start-up Internet company and as chief financial officer of the Winstar Government Securities Company L.P., a registered U.S. Government securities dealer, which he co-founded in 1991 and sold in 1998.  From August 1987 until about August 1998, Mr. Phillips served as a director and secretary of James Money Management, Inc., a private investment company.   Mr.  Phillips holds a BBA in accounting from City College of the City University of New York.

Mr. Vinod K. Sareen is a Certified Public Accountant with over 25 years of experience in finance and corporate management and who has worked in lead roles in the United States, Europe, Middle East, Yemen and India.  During the period from 1995 to 2001, he has worked in the startup, financing and operations of Middle East Specialized Cables and Middle East Fiber Cable Manufacturing Company.  He was also involved in joint ventures, business evaluations, mergers, investments and public issues of Middle East Specialized Cables.  Since 2001 he has served full-time as vice president of finance with Royle Systems Group, an equipment manufacturing company, and has been involved in re-structuring and turnaround of the business.  He is also a business consultant to several other companies.

Mr. Sareen holds a B.Com.  (Bachelor in Commerce) degree from Punjab University Chandigarh and is a Chartered Accountant from the Indian Institute of Chartered Accountants of India.

Board of Directors

Our board of directors currently consists of four directors. We are not currently required to comply with the corporate governance rules of any stock exchange or quotation system and, as a private company we are not currently subject to the Sarbanes-Oxley Act of 2002 and related SEC rules.  However, upon the effectiveness of this registration statement, we will become subject to Sarbanes-Oxley and, if our common stock becomes so listed, the rules of the applicable stock exchange or quotation system.

Directors owe a fiduciary duty to us to act in good faith for our best interests, to exercise their powers and perform their duties honestly, to avoid conflicts of interest, and not to personally profit from opportunities that arise from the office of director.

There are no family relationships among our directors and officers.

Standing Committees of the Board

We have not established any committees of our board of directors.  Upon effectiveness of the registration statement of which this prospectus is a part, we plan to secure authorization for quotation of our common stock on the OTC Bulletin Board.  As such, we will not be subject to the requirements of a national securities exchange or an inter-dealer quotation system with respect to the establishment and maintenance of any standing committees.  We nonetheless plan to establish a separate standing audit committee and compensation committee.

The audit committee will perform the following functions:

•	selection and oversight of our independent accountant;
•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and
•
engaging the services of outside advisors.  As we are not a "listed company" under SEC rules, its audit committee is not required to be comprised of only independent directors.  The board has determined that all board members who could serve on the audit committee are not independent directors (and the audit committee does not include an independent director who is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC.) The board has determined, however, that each of the members of the audit committee is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication.  Accordingly, the board believes that each of the members of the audit committee have the sufficient knowledge and experience necessary to fulfill the duties and obligations required to serve on the audit committee.

The compensation committee will have two primary responsibilities:

•	to establish, review and approve executive management compensation; and
•
to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives.  It also oversees any other compensation and equity-based plans.

All of our directors serve on our nominating committee.

Compensation of Directors

Our board of directors is newly created.  We intend that any members of the board of directors who are our employees, including subsidiaries, if any, will not be compensated by us for service on the board of directors or on any of its committees.  Other members of the board of directors will receive an annual board membership fee of $2,500.  The members of the board of directors will also receive an attendance fee of $500 for each audit committee meeting of the board of directors and an attendance fee of $500 for each meeting of the compensation committee or nominating or corporate governance committee of the board of directors upon which they serve.  Directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at committee or board of directors meetings.  We may in the future to issue independent directors options and/or restricted stock under an equity incentive plan to be established.

Code of Ethics

The board of directors plans to adopt a Code of Ethics that applies to all of our directors, officers, and employees, including our executive officers.  The code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

Employment Agreements

Presently, we do not have employment agreements with our three executive officers.  However, we plan to enter employment agreements with them and to convert their unpaid compensation and non-reimbursed expenses into installment notes that are convertible into shares of our common stock.

We anticipate that the agreements will contain, among other customary provisions, provisions for the employment period, termination for cause, for death and disability, and by the executives for any reason.

Each executive has already agreed to execute non-competition and non-disclosure agreements, which include among other provisions, the holding of confidential information in strict confidence and obligations not to disclose such information to anyone except to other employees who have a need to know such information or except as required in the performance of his or her duties in connection with employment.  The executive shall not use our confidential information other than for our benefit.

Expected employment terms are either two or three years plus successive one-year renewals at the option of the executive office, beginning October 1, 2008.

Until the employment agreements are executed, Messrs. Aslami, Deluca and Phillips will be compensated as provided for in Operating Agreement of Silica Tech Holding, LLC, the funding for which compensation is an obligation of Silica Tech, LLC, which has been assumed by us.  Our conversion to a Delaware corporation as of January 1, 2009 replaces our prior operating agreements, and we are compensating our management in accordance with the general guidelines set forth in the Silica Tech, LLC operating agreement.

Accordingly, effective March 1, 2009, we are compensating the three executives by paying them in the aggregate (i) $500,000 of base salary, and (ii) an incentive bonus of 10% of operating income.  Silica Tech Holdings, LLC has waived the right to receive a placement fee equal to 10% of contributed capital.  It is our policy to reimburse executives for expenses.  In accordance with the foregoing, Dr. Aslami receives an annual salary of $232,500, Mr. DeLuca receives $104,500 and Mr. Phillips $163,000.  The compensation for Silica's management contemplated a commitment by executive officers of approximately 40% of their time to our business and the foregoing salaries reflect an adjustment for a commitment of approximately 100% of working hours.  The adjustment also reflects our having successfully produced a sample using our proprietary technology, an event which is a significant milestone.  Prior to March 1, 2009, the executive’s base compensation accrued at $300,000 per year.  As their commitments have substantially increased in connection with our ongoing growth and with our expectation that we will achieve additional milestones in the near future, we anticipate that the base compensation to be included in definitive employment agreements will be higher.

For the period, August 25, 2005 through December 31, 2008, the executives are collectively owed, net of a $20,000 offset, $986,000 in base compensation, $56,000 in insurance premium reimbursements and approximately $150,000 in expense reimbursements.  For the period September 9, 2004, the inception date, until August 25, 2005, the executives waived any claims for compensation.  The $20,000 offset relates to the amount owed by Mr. Aslami with respect to costs inadvertently incurred by us in connection with his personal filing of a thin-film patent application in June 2008.  See “Related Party Transactions”.

We plan to reimburse our executives in the amount of $64,000 in  unreimbursed insurance premiums over a 10 month period, beginning March, 2009.  Effective February 1, 2009, we have established a health insurance plan to cover all employees.

Terms of Directors

Our bylaws provide for our having a staggered board of board of directors.  Our board members are therefore grouped into classes.  Each class represents a third of the total number of directors, and only one class is elected in a given year.  Directors may be removed from office by resolutions of the stockholders.

Stock Options/Restricted Stock Plans

By the date on which the registration statement of which this prospectus is a part becomes effective, we plan to establish a 2009 stock incentive plan which will provide for the grants of incentive stock options, non-qualified stock options, restricted stock and other related forms of award.  The purpose of the plan is to provide additional incentive and motivation to those officers, employees, directors and consultants and other service providers whose contributions are essential to the growth and success of the business and to retain competent and dedicated persons.

Summary Compensation Table

The table below summarizes the total compensation accrued, or awarded to each of the Named Executive Officers for Fiscal 2008.  For a more thorough discussion of the executive compensation program, see the compensation discussion above.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total

Mohd Aslami Chief Executive Officer, President and Chief Technology Officer	$139,500	$0	$0	$0	$0	$139,500

Charles DeLuca Executive Vice President – Business Development and Secretary	$62,700	$0	$0	$0	$0	$62,700

Steven Phillips Executive Vice President , Chief Financial Officer and Treasurer	$97,800	$0	$0	$0	$0	$97,800

Directors and Officers Insurance

We are presently in the process of obtaining directors and officers’ liability insurance as well as errors and omissions coverage.  We expect to have this coverage within the next 30 days.

PRINCIPAL STOCKHOLDERS

The following table sets for certain information regarding the ownership of our common stock as of April 1, 2009 to reflect the sale of shares of common stock offered hereby, including shares of common stock which would be issuable upon the conversion of our common stock and the exercise of outstanding  warrants, with respect to (i) each person known by us to own beneficially more than 5% of our outstanding common stock, (ii) each executive officer named in the Summary Compensation Table, (iii) each of our directors and (iv) all our directors and executive officers as a group.  Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Name and address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding (1)

Mohd Aslami		(2)

Charles DeLuca	2,079,335	(3)	14.83%

Steven Phillips	2,427,650	(4)	17.32%

Vinod Sareen

Abdulaziz M. Alnamlah	1,633,332		11.65%

Ariana Inc.	1,425,652		10.17%

Kabul Foundation	1,533,747		10.94%

Aslami Children Trust	1,378,605		9.83%

(1) Based on 14,018,956 outstanding shares of our common stock which would be the total number of outstanding securities if all warrants to purchase our common stock which are exercisable within 60 days were exercised.

(2)  Excludes a total of 4,338,004 shares issued to family trusts and a foundation with respect to which Mr. Aslami disclaims beneficial interest.

(3) Excludes a total of 1,161,050 shares issued to children and a family foundation with respect to which Mr. DeLuca disclaims beneficial interest.

(4) Includes a total of 2,403,374 shares issued to a family limited liability company.

RELATED PARTY TRANSACTIONS

Outstanding Payables to Officers

Under the terms of Silica Tech, LLC's Operating Agreement, Silica Tech, which was the sole manager and majority owner of Silica Tech, LLC is entitled to $300,000 in annual fees, and 10% of operating income.  Silica Tech Holdings, had also been entitled to receive a fee equal to 10% of the financing raised by Silica Tech.  Prior to our conversion to a corporation, Silica Tech Holdings waived past fees otherwise payable and the right to receive that fee in the future.  Accordingly, the $413,750 fee otherwise payable in connection with raising $4,137,500 is not included on our financials.  In addition, the managing directors of Silica Tech Holdings, LLC were entitled to expense reimbursement, including reimbursement for personal health insurance premiums.  As of December 31, 2008 and December 31, 2007, Silica Tech, LLC owed Silica Tech Holdings, LLC Holdings, net of a $20,000 offset in fees, $986,000 and $686,000, respectively, in fees and the managing directors were owed approximately $56,000 and $57,000, respectively, in insurance premiums and $150,000 and $90,000, respectively, in expenses and $0 and $25,000 respectively in expenses related to the Tyco transaction .

Silica Tech Holdings assigned its rights to fees to our executive officers.  Our conversion to a Delaware corporation as of January 1, 2009 replaces our prior operating agreements, and the employment agreements summarized above amend and restate fee obligations which had been payable to Silica Tech Holdings, LLC and which are now payable to our executive officers.

In June 2008, while engaged by us and by Solec, Dr. Aslami personally filed, at his own cost, a patent application for a thin-film MJ-Si based integrated solar cell and module using plasma.  Although currently held in Dr. Aslami’s name, the patent is beneficially owned by us and Solec equally and Dr. Aslami disclaims any beneficial ownership in the patent.  Solec has ceased operations and we are considering purchasing Solec’s interest in the patent.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of the common stock as of January 1, 2009 by each selling stockholder, as adjusted to reflect the sale by each selling stockholder of the common stock offered hereby.  Ownership percentages of less than 1% percent are depicted by an asterisk.

The shares included in this offering are comprised of the shares below, as more fully described in the table that follows:

•	12,666,666 shares of our common stock held by certain of our stockholders;

•	666,666 shares of our common stock issuable on conversion of shares of our Series A Preferred Stock; par value $.0001 per share, issued to Mr. Abdulaziz M. Alnamlah; and

•	685,624 shares of our common stock issuable upon exercise of warrants to purchase our common stock held by certain shareholders.

Except as set forth in the footnotes to the table, we believe that each selling stockholder has sole voting power and investment power with respect to the shares of common stock indicated. The amount shown below for each selling stockholder includes common shares presently held and the number of shares issuable upon the conversion of warrants.

NAME OF SELLING	BEFORE OFFERING		AFTER OFFERING
STOCKHOLDER	AMOUNT	PERCENT	AMOUNT	PERCENT

Mohd Aref Aslami (1)	16,700	*	0	0%

Ariana, Inc.(1)	1,425,652	10.17%	0	0%

Aslami Children Trust (1)	1,378,605	9.83%	0	0%

Kabul Foundation (1)	1,533,747	10.94%	0	0%

Josef Quaderer (1)	66,700	*	0	0%

Hafiza Aslami (1)	200	*	0	0%

Mazar IRRV TR (1)	200	*	0	0%

Balkh IRRV TR (1)	13,333	*	0	0%

Herwig Huyck (1)	33,350	*	0	0%

Mohammad Yassim Muslah (1)	12,500	*	0	0%

Mohammad Nassin Muslah (1)	12,500	*	0	0%

Lorenze Harte (1)	69,167	*	0	0%

The Rashidi Family Trust (1)	200,000	1.43%	0	0%

NAME OF SELLING	BEFORE OFFERING		AFTER OFFERING
STOCKHOLDER	AMOUNT	PERCENT	AMOUNT	PERCENT

Abdul Saboor Rashidi (1)	1,450	*	0	0%

Shafiqa Rashidi (1)	2,870	*	0	0%

Ali Rashidi (1)	1,450	*	0	0%

Waleed Rashidi (1)	1,450	*	0	0%

Qassem Aslami (1)	16,740	*	0	0%

Shaima Aslami (1)	16,200	*	0	0%

Benazer Aslami (1)	620	*	0	0%

Angela Aslami (1)	13,366	*	0	0%

Landon Pinnix (1)	13,366	*	0	0%

Sheila Newth (1)	13,366	*	0	0%

Terrence Newth (1)	13,366	*	0	0%

Nadia Aslami (1)	13,366	*	0	0%

Charles Deluca (1)	1,079,335	7.7%	0	0%

Michael DeLuca (1)	422,200	3.01%	0	0%

Dawn Safton (1)	422,200	3.01%	0	0%

Dawn Foundation (1)	316,650	2.26%	0	0%

Betty DeLuca (1)	1,000,000	7.13%	0	0%

Steven Phillips (1)	24,276	*	0	0%

CSP Associates LLC (1)	2,403,374	17.14%	0	0%

Jacob and Susan Alpert (2)	105,382	*	0	0%

Hedayat Armin-Arsala (3)	85,549	*	0	0%

Gene Langan (4)	64,161	*	0	0%

Glenn Langan (5)	64,161	*	0	0%

Daniel Phillips Legacy Trust 1, dated March 1, 1991 (6)	640,149	4.57%	0	0%

Rita Quaderer (7)	85,549	*	0	0%

Abdul Rahim Wardak (8)	42,774	*	0	0%

Homa Rastgooy (9)	21,387	*	0	0%

Donald Ritter (10)	42,774	*	0	0%

Farid Siddig (11)	21,387	*	0	0%

Mohammad Siddig Siddig (12)	38,086	*	0	0%

Zaid Siddig (13)	34,220	*	0	0%

James Stanko IRA (14)	85,549	*	0	0%

Temkin Investments, L.P. (15)	85,549	*	0	0%

Helen Wang (16)	51,329	*	0	0%

Frank Megargel (17)	41,998	*	0	0%

David M. Peeples, MD Trust of David M. Peeples. MD U/A, dated November 4, 1993 (18)	83,996	*	0	0%

Wang Hong (19)	167,991	1.20%	0	0%

James Frenzel (20)	40,833	*	0	0%

Robert Lajoie (21)	12,250	*	0	0%

Outside Counsel Solutions, Inc. (22)	12,250	*	0	0%

Abdulaziz M. Alnamlah (23)	1,633,332	11.65%	0	0%

Dau Wu (24)	20,000	*	0	0%

Total	14,018,956		0	0%

(1)
Prior to the conversion of Silica Tech, LLC to US SolarTech, Inc. effective January 1, 2009, Silica Tech Holdings held 79.2 % of Silica Tech, LLC.  The beneficial owners of Silica Tech Holdings were (i) two family trusts and one foundation which Mohd Aslami disclaims beneficial ownership, (ii) Charles DeLuca, his wife, his children, and a foundation which with respect to his children and the foundation he disclaims beneficial ownership, and (iii) Steven Phillips and a family partnership regarding which he claims beneficial ownership.  The shares listed represent the shares issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009.

(2)
Consisting of 83,333 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 22,049 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(3)
Consisting of 66,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 18,882 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(4)
Consisting of 50,000 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 14,161 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(5)
Consisting of 50,000 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 14,161 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(6)
Consisting of 505,000 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 135,149 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(7)
Consisting of 66,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 18,882 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(8)
Consisting of 33,333 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 9,441 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(9)
Consisting of 16,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 4,720 shares of our common stock issuable upon exercise of a warrant on issued in connection with the conversion.

(10)
Consisting of 33,333 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 9,441 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(11)
Consisting of 16,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 4,720 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(12)
Consisting of 16,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 4,720 shares of our common stock issuable upon exercise of a warrant to issued in connection with the conversion.

(13)
Consisting of 26,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 7,553 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(14)
Consisting of 66,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 18,882 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(15)
Consisting of 66,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 18,882 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(16)
Consisting of 40,000 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 11,329 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(17)
Consisting of 33,333 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 8,665 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(18)
Consisting of 66,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 17,329 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(19)
Consisting of 133,333 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 34,658 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(20)
Consisting of 33,333 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 7,500 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(21)
Consisting of 10,000 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 2,250 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(22)
Consisting of 10,000 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 2,250 shares of our common stock issuable upon exercise of a warrant issued in connection with the conversion.

(23)
Consisting of 666,666 shares of common stock in exchange for membership interest pursuant to the conversion of Silica Tech LLC to US SolarTech, LLC.  Inc., 666,666 shares of common stock upon the conversion of Series A Preferred stock issued in accordance with the Certificate of Incorporation and 300,000 shares of our common stock issuable upon exercise of a warrant issued in connection therewith.

(24)	Consisting of the shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009.

SHARES ELIGIBLE FOR FUTURE SALE

Shares Covered by this Prospectus

All of the 14,018,956 shares of common stock being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective under applicable rules of the Securities and Exchange Commission.

Rule 144

A person who has beneficially owned restricted shares of our common stock for at least six months will be entitled to sell his or her securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) there is available current public information about us.  Specifically, we, for a period of at least 90 days immediately before the sale, must have been subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and we have filed all the required reports under section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding such sale (or for such shorter period that the issuer was required to file such reports), other than Form 8-K reports.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding;
•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;
•	provided, in each case, that there is available current public information about us; or
•	Such sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be affected in transactions, which may involve crosses or block transactions.  The selling stockholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal.  Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the Securities and Exchange Commission, the selling stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commission and markups which, in the aggregate, would exceed eight percent (8%).  In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 , and 10,000,000 shares of preferred stock, par value $0.0001 ("Preferred Stock").  Immediately prior to this Offering, 12,666,666 shares of common stock were issued and outstanding and 666,666 shares of Series A Preferred Stock were issued and outstanding.  Assuming all convertible securities are either exercised or converted, there will be 14,018,956 shares of common stock outstanding after the Offering.

Common Stock

The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders.  There is no cumulative voting with respect to the election of directors.  Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election.

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our common stock are entitled to receive such dividends, if any, as may be declared by the board of directors from time to time out of legally available funds.  Upon our liquidation, dissolution or winding, the holders of common stock are entitled to share ratably in all our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding.  The holders of our common stock have no preemptive, subscription, redemption or conversion rights.  The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may issue in the future.

Preferred Stock

We are authorized to issue up to an additional 9,333,334 million shares of preferred stock from time to time.  Our board of directors, without further approval of the stockholders, is authorized to issue the preferred stock in one or more series and to fix the rights and terms relating to dividends, conversion, voting, redemption, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock which could adversely affect the voting power or other rights of holders of the common stock.  In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of us.  Such actions could have the effect of discouraging bids for our common stock and, thereby, preventing stockholders from receiving the maximum value for their shares.  Although we have no present intention to issue any additional shares of preferred stock, there can be no assurance that we will not do so in the future.

We issued 666,666 of our Series A Preferred Stock, par value $.0001 per share, to Mr. Abdulaziz M. Alnamlah, dated January 1, 2009.  The following terms and conditions in our certificate of incorporation govern the rights associated with our Series A Preferred Stock:

Automatic Conversion:
In the event that our equity is publicly traded and our total public market capital, based on a previous 30-day weighted average price, is greater than $30 million, each share of Series A Preferred Stock shall automatically convert into shares of common stock.  “Publicly Traded” means that our securities that have been registered under the Securities Exchange Act of 1934 and are validly trading on the Pink Sheets, Over the Counter Bulletin Board, NASDAQ Capital Market, NASDAQ National Market, New York Stock Exchange, American Stock Exchange, or another recognized U.S.  national market.

Conversion Rate:	Each share of Series A Preferred Stock shall convert into one share of common stock pursuant to the terms and conditions set forth herein.

Optional Conversion:
In the event that (i) we are Publicly Traded, and (ii) our market capital based on a previous 30 day weighted average closing price is at least $20 million, the holder of the  Series A Preferred Stock  shall have the right to convert such shares into common stock on the first business day of each calendar quarter, provided, that the aggregate conversion price of the shares of Series A Preferred Stock being converted shall equal at least $500,000, and shall be in additional incremental equal to at least $200,000.

Dividends:
The Series A Preferred Stock shall accrue dividends at a rate per share of 5% of the conversion price annually, provided that such dividends shall only become payable upon the automatic conversion, optional conversion, or optional redemption of the Series A Preferred Stock

We have the discretion to elect whether to pay such dividends when payable in cash or in shares of our common stock with each share valued, for purposes of such payment, at the conversion price.
Redemption by
the Company:
We have the right but not the obligation to redeem the Series A Preferred Stock at any time on or after March 30, 2009 through September 30, 2010 by paying to the holders of the Series A Preferred Stock the value of such stock plus a 30% annualized premium calculated in accordance with this provision or 2.5% per month.  To so redeem we shall pay an amount equal to the sum of:

(i)	the aggregate conversion price of the Series A Preferred Stock being redeemed, plus

(ii)
a premium equal to the product of (x) the number of completed months elapsed between September 30, 2008 and the time of redemption and (y) the product of the aggregate conversion price of the Series A Preferred Stock being redeemed and 2.5%.

In the event we elect to so redeem, we are obligated to provide the Holders of the Series A Preferred Stock with a notice delivered at least 30 calendar days prior to the proposed redemption date.  Upon receipt of the Redemption Notice, Holders of our Series A Preferred Stock may, within 15 calendar days of receipt of a redemption notice (which shall include receipt by a  representative), elect to convert their Shares of Series A Preferred Stock into common stock.

We are obligated to redeem on September 30, 2010 all shares of Series A Preferred Stock then outstanding.

Board Membership:
The holder of our Series A Preferred Stock, currently Mr.  Abdulaziz M.  Alnamlah, is entitled to elect one director to our Board of Directors, and shall have the right to replace such director upon his or her resignation or incapacity, in each case subject to the approval of the majority of the Board of Directors which approval shall not unreasonably be withheld, provided that such right shall expire at such time when such holders membership interest represents less than 5% of our equity on a fully diluted basis.  In exercise of this right, as holder of our Series A Preferred Stock, Mr.  Alnamlah has elected Mr.  Vinod Sareen to our board of directors.

Transfer Restrictions
The holder of our Series A Preferred Stock is prohibited from transferring such shares without our express written other than with respect to transfers to Affiliates of such initial holder.  “Affiliates” of a person or entity means persons or entities controlled by such person or entity, which control such person or entity, or under common control with such person or entity.

Preference
In the event of a liquidation, dissolution, or winding up, holders of the Series A Preferred Stock shall be entitled to a per share preference equal to Conversion Price plus accrued and unpaid dividends to be paid to holders of the Series A Preferred Stock prior to payment due to the holders of common stock.

Warrants

In connection with the conversion and under the terms of the Operating Agreement, members of Silica Tech, LLC received warrants on a pro-rata basis, determined on the amount of their original investment.  The issued warrants to purchase shares of common stock are exercisable at a price of $1.50 and expire three years from the warrants’ issuance date.  The warrants contain customary anti-dilution provisions which adjust the number of shares issuable proportionately in the event of a recapitalization.

A total of 685,624 shares of our common stock are issuable upon exercise of the Warrants, subject to adjustment in certain circumstances, including in the event of a stock dividend, payment of a cash dividend from other than an earned surplus, recapitalization, reorganization, merger or consolidation.

LEGAL MATTERS

Legal Matters

        Certain legal matters, including the validity of the shares of our common stock will be passed on by Daniel E. Baron, Esq.  Outside Counsel Solutions, Inc., with whom Mr. Baron is affiliated, holds, as of January 1, 2009, 10,000 shares of our common stock and warrants to purchase an additional 2,250 shares of our common stock, received upon conversion of an equity interest in Silica Tech, LLC paid to Outside Counsel Solutions in connection with provision of services to us.

EXPERTS

                The audited financial statements of Silica Tech, LLC as of December 31, 2008 and 2007 and for  the years  then ended and for the period from inception (September 9, 2004) to December 31, 2008  included in this prospectus have been so included in reliance on the reports of Stowe & Degon LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Transfer Agent and Registrar

We are in the process of selecting a transfer agent and registrar for our common stock and expect to do so in the near future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF
OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors”, “Disclosure Regarding Forward-Looking Statements” or in other parts of this prospectus. We undertake no obligation to update any information in our forward-looking statements except as required by law.

Overview

We are a high technology company positioned to commercialize our proprietary intellectual property to manufacture high purity silicon used in the production of silicon wafers and solar cells.  We believe that our unique and versatile approach will enable us to effectively compete in the rapidly growing solar energy market.

We were formed as Silica Tech, LLC, a limited liability company, in Connecticut on September 9, 2004.  Since our formation, we have developed our own proprietary plasma-based technology for use in the solar energy industry.  We also purchased certain assets, including patented intellectual property, associated with the manufacture of optical fiber from FiberCore, Inc. a Chapter 7 debtor, pursuant to an Asset Purchase and Settlement Agreement approved by the United States Bankruptcy Court, District of Massachusetts (Western Division) on February 3, 2006.  Silica Tech, LLC was converted into US SolarTech, Inc., a Delaware corporation, effective January 1, 2009.    During calendar 2007 and 2006 we filed four patent applications, three of which related to our solar technology and the fourth of which was related to optical fiber, and continued to raise capital to fund our activities. In April 2008, we filed our fifth application, the fourth application related to solar technology.

            Our expertise is well-founded in our proficiency in plasma technology, which gave rise to the issuance of four optical fiber patents to FiberCore that use plasma processes.  We purchased those plasma patents from FiberCore, which manufactured the optical fiber preform from which optical fiber is drawn. Our executive management was directly involved in the inventing, developing and managing of this technology. Those patents relate to the use of plasma in connection with optical fiber processing only, and do not apply to the manufacture of solar cell components in which the Company is currently engaged. Accordingly, we have four solar patents pending, including the modified fiber application in order to protect our intellectual property rights.  The first of the patents pending relates to the use of inductively coupled high frequency plasma as the energy source in order to make silicon and ingot material for the solar industry. The second application relates to an improved plasma torch. The torch was originally designed for the manufacture of optical fiber, but has since been modified for solar activities and is presently in use.  The third and fourth filings relate to the “thin film” process used in the making of integrated solar cells and modules.

The primary cost associated with our intellectual property relates to the filing of patent applications rather than to technology research. Patent filing costs for fiscal 2008, 2007, and 2006 amounted to approximately, $144,000, $100,000 and $87,000, respectively.  In late 2007 we began ordering equipment for the pilot facility in order to develop a prototype sample. In October 2008, we began testing the system and making modifications and, in February 2009, we produced our first prototype sample.

Research and development.   We have made and expect to continue to make investments in research and development activities in order to further develop and market our solar technology. Research and development costs consist primarily of direct expenses for outside consultants related to research and development activities. We expense research and development costs as incurred except for property, plant and equipment related to research and development activity that have an alternative future use. Property, plant and equipment for research and development activity that have an alternative future use are capitalized and the related depreciation is expensed as research and development costs.

Comparison of Year Ended December 31, 2008 with Year Ended December 31, 2007

Research and development.   We engage outside consultants to assist in product development. Outside consultant expenses were $156,345 and $26,125 for the years ended December 31, 2008 and 2007, respectively, representing an increase of $130,220. The increase reflects expenses incurred with respect to setting up the pilot facility. In addition, we purchased approximately $62,000 of parts and supplies related to setting up and testing the equipment, and recorded depreciation of $14,285.  In late January 2009, we made our prototype sample and expect to begin commercial trials in the second quarter.

General and administrative.   General and administrative expenses were $899,000 and $662,000 for the years ended December 31, 2008 and 2007, respectively, representing an increase of $237,000, primarily attributable to a $40,000 increase in facility rental, $83,000 in legal costs, and $114,000 in a variety of other general and administrative accounts.   General and administrative expenses consist primarily of management fees, office expense, professional services, and other corporate overhead costs. We have experienced and expect to continue to experience increases in general and administrative expenses as a result of: (i) our continuing efforts to develop, test and prepare our solar technology for commercialization; and (ii) the hiring of personnel. Future administrative expenses will also increase upon being subject to reporting and compliance obligations applicable to publicly-held companies.

Other income (expense).   Other income (expense) includes interest income of $13,776 and $2,557 for the years ended December 31, 2008 and 2007, respectively, and interest expense of $4,168 in 2008 and $11,500 in 2007. In 2007, other income included a gain of $288,000 on the sale of our 7% interest in Middle East Fiber Company.

Liquidity and Capital Resources

Our principal sources of liquidity are cash and cash equivalents received as a result of our capital raising activities. Cash requirements through the end of the fiscal year 2008 were primarily for funding of research and development activities, general and administrative costs and capital expenditures. We believe we have sufficient resources to meet our working capital and capital expenditure requirements for at least the next 12 months; however, our continued existence depends on the successful development of our product technology and our ability to successfully commercialize this technology.

Since inception in September 2004 through December 31, 2008, we have financed our operations through private sales of our equity, totaling net proceeds of $4,078,000; as of December 31, 2008, we had $1,717,265 in cash and cash equivalents. For the fiscal year ended December 31, 2008, we raised $2,438,000 and issued membership interests in exchange for services rendered of $60,000.

Cash Flows from Operating Activities.    Net cash and cash equivalents used in operating activities during the year ended December 31, 2008 were $668,000 compared to $152,000 for 2007. The increase in cash usage between 2007 and 2008 of approximately $516,000 was primarily the result of a $713,000 increase in net loss for 2008 compared to 2007 net of the $288,000 gain on sale of our interest in Middle East Fiber Company in 2007. Cash used to pay down accounts payable and accrued liabilities related to operations decreased by $140,000 in 2008 compared to 2007.  In both 2008 and 2007, management fees were accrued but not paid, reducing cash used in operations. In 2008, there were noncash expenses of $60,000 related to member interests exchanged for services.

Cash Flows from Investing Activities.   Cash and cash equivalents used in investing activities for the year ended December 31, 2008 was $315,000 compared to $114,000 in 2007 for a difference of $201,000. During the year ended December 31, 2008, we incurred $84,000 of costs for leasehold improvements, $322,000 for additional equipment and $144,000 for intellectual property for a total of $550,000. We received $235,000 in net proceeds as a final payment from the sale of our 7% interest in Middle East Fiber Company Limited.  We anticipate that our capital expenditures for fiscal 2009 will continue as we begin to ramp up our business. Planned capital expenditures for fiscal 2009 will require additional funding.

Through December 31, 2008, we have spent approximately $400,000 on equipment and $84,000 on leasehold improvements. Approximately $171,000 of these costs were incurred in the first half of 2008; $290,000 was spent on equipment in Q4 of 2007. For the year ended December 31, 2008, we incurred approximately $156,000 in expenses related to the set-up of the pilot facility, including the design, engineering and construction and approximately $57,000 in parts and supplies for the pilot equipment.  These costs are included in research and development expense in the 2008 financial statements.

Cash Flows from Financing Activities   Net cash and cash equivalents provided by financing activities for year ended December 31, 2008 was $2,398,000 compared to $565,000 in 2007.  The cash provided by financing activities in fiscal 2008 was a result of private placement financing.

Contractual Obligations

The Company has a month-to-month lease for our pilot and commercial operating facility, which includes a right of first refusal to purchase the facility, and a sublease for its corporate office, which expires in October 2009. Rent expense is currently approximately $4,900 per month.

Under the terms of the Operating Agreement (which has now been replaced by the Certificate of Incorporation of US SolarTech, Inc.), we had financial obligations to Silica Tech Holdings LLC, the sole manager and 79% owner of Silica Tech, LLC, with respect to services rendered, non-reimbursed expenses and related items. As of December 31, 2008, we owed Holdings $1,192,000. In addition, two of the managing directors loaned to us, under a 10% secured demand note, a total of $40,000, consisting of a $25,000 loan in December 2006 and $15,000 loan in January 2007.  The $40,000 was repaid in December 2008. With the dissolution of Holdings, effective January 1, 2009, the amounts owed to Holdings have been assigned to Messrs. Aslami, DeLuca and Phillips.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our most significant judgments and estimates used in the preparation of our financial statements.

Impairment of Long-Lived Assets.   We evaluate our long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. We also evaluate the capitalized costs for patents and patent applications filed but not issued for possible impairments. We have not identified any such impairment losses to date. The evaluation of capitalized costs for patents and patent applications is based on a subjective cash flow forecast which is subject to change. We will reassess our cash flow forecast each time there are fundamental changes in the underlying potential use of the patents or patent applications in terms of performance, customer acceptance or other factors that may affect such cash flow forecasts.

Research and Development .    The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses are capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities acquired or constructed for research and development activities that have no alternative future uses are considered research and development costs and are expensed at the time the costs are incurred.

Income Taxes .   We were formed as a limited liability company and, accordingly, we were exempt from federal and state taxes. Income was recognized by the members on their respective tax returns. As of January 1, 2009, we converted from a limited liability company to a corporation.

Recent Accounting Pronouncements

In September of 2006, the Financial Accounting Standards Board (“FASB”) issued FAS No. 157, “ Fair Value Measurement ” (“FAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements.  This statement was effective for fiscal years beginning after November 15, 2007, except for non-financial assets and liabilities measured at fair value on a non-recurring basis for which the effective date will be for fiscal years beginning after November 15, 2008.  This statement is not expected to have a material impact on the Company's financial statements.

In February 2007, the FASB issued FAS No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 ” (“FAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 was effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of FAS 159 as of January 1, 2008 did not have a material effect on our results of operations, cash flows or financial position.

In December 2007, the FASB issued FAS No. 141(R), “Business Combinations” (“FAS 141(R)”), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. FAS 141(R) is prospectively effective to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of FAS 141(R) on the Company's financial statements will be determined in part by the nature and timing of any future acquisition completed.

In December 2007, the FASB issued FAS No. 160, “Non-controlling Interests in Consolidated Financial Statements (as amended)” (“FAS 160”), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report non-controlling (minority) interests in subsidiaries within equity, but separate from the parent’s equity. Moreover, FAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. FAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; earlier adoption is prohibited. The Company does not anticipate that FAS 160 will have a material effect on its financial statements.

In March 2008, the FASB issued FAS No. 161, “ Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133,” which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS No. 161 is effective beginning January 1, 2009. We are currently assessing the potential impact that adoption of SFAS No. 161 may have on our financial statements.

In May 2008, the FASB issued FAS No. 162, “ The Hierarchy of Generally Accepted Accounting Principles ”, which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States of America (the GAAP hierarchy). This statement is effective November 15, 2008 which is 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments of AU Section 411, “ The Meaning of Presents Fairly in Conformity with Generally Accepted Accounting Principles. ” The Company is currently evaluating the impact that FAS 162 will have on its financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We believe that we do not have any material exposure to financial market risk and we do not enter into foreign currency or interest rate transactions.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of
Silica Tech, LLC:

We have audited the accompanying balance sheets of Silica Tech, LLC (the Company) (a development stage company) as of December 31, 2008 and 2007 and the related statements of operations, members’ equity and cash flows for years then ended and cumulative since inception (September 9, 2004) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silica Tech, LLC as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended and cumulative since inception (September 9, 2004) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stowe & Degon LLC

Westborough, Massachusetts
April 8, 2009

SILICA TECH, LLC
(A Development Stage Company)

BALANCE SHEETS
DECEMBER 31, 2008 and 2007

	2008	2007

ASSETS

CURRENT ASSETS:
Cash and equivalents	$1,717,265	$301,993
Accounts receivable - other	-	235,500

Total current assets	1,717,265	537,493

FIXED ASSETS, net	468,964	291,475

OTHER ASSETS
Intellectual property, net	919,543	823,301
Other	15,000	15,000

TOTAL ASSETS	$3,120,772	$1,667,269

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$344,974	$557,586
Amounts payable to managing directors	1,192,655	857,886
Notes payable to managing directors	-	44,000

Total current liabilities	1,537,629	1,459,472

COMMITMENTS AND CONTINGENCIES

MEMBERS' EQUITY:
Members' capital	4,155,500	1,657,500
Deficit accumulated during development stage	(2,572,357)	(1,449,703)

Total members' equity	1,583,143	207,797

TOTAL LIABILITIES AND MEMBERS' EQUITY	$3,120,772	$1,667,269

See notes to financial statements

SILICA TECH, LLC
(A Development Stage Company)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2008 AND 2007
AND CUMULATIVE SINCE INCEPTION (SEPTEMBER 9, 2004) TO DECEMBER 31, 2008

			Cumulative
			Since
			Inception
			to
	Year Ended December 31,		December 31,
	2008	2007	2008

REVENUES:	$-	$-	$-

COSTS AND EXPENSES:
Research and development	233,167	26,125	281,192
General and administrative	899,095	661,971	2,584,473

Total costs and expenses	1,132,262	688,096	2,865,665

OTHER INCOME (EXPENSE):
Interest income	13,776	2,557	21,188
Interest expense	(4,168)	(11,500)	(15,668)
Gain on sale of investment	-	287,788	287,788

Total other income	9,608	278,845	293,308

NET LOSS	$(1,122,654)	$(409,251)	$(2,572,357)

See notes to financial statements

SILICA TECH, LLC
(A Development Stage Company)

STATEMENTS OF MEMBERS' EQUITY
YEARS ENDED DECEMBER 31, 2008 AND 2007
AND CUMULATIVE SINCE INCEPTION (SEPTEMBER 9, 2004) TO DECEMBER 31, 2008

		Deficit
		Accumulated
		During	Total
	Members'	Development	Members'
	Capital	Stage	Equity

INCEPTION SEPTEMBER 9, 2004	$-	$-	$-

Issuances of membership interests - (August/September 2005)	1,100,000	-	1,100,000

Net loss	-	(282,060)	(282,060)

BALANCE, DECEMBER 31, 2005	1,100,000	(282,060)	817,940

Net loss	-	(758,392)	(758,392)

BALANCE, DECEMBER 31, 2006	1,100,000	(1,040,452)	59,548

Issuances of membership interests	557,500	-	557,500

Net loss	-	(409,251)	(409,251)

BALANCE, DECEMBER 31, 2007	1,657,500	(1,449,703)	207,797

Issuances of membership interests	2,498,000	-	2,498,000

Net loss	-	(1,122,654)	(1,122,654)

BALANCE, DECEMBER 31, 2008	$4,155,500	$(2,572,357)	$1,583,143

See notes to financial statements

SILICA TECH, LLC
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2008 AND 2007
AND CUMULATIVE SINCE INCEPTION (SEPTEMBER 9, 2004) TO DECEMBER 31, 2008

			Cumulative
			Since
			Inception to
	Year Ended December 31,		December 31,
	2008	2007	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,122,654)	$(409,251)	$(2,572,357)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation and amortization	61,973	45,325	143,566
Gain on sale of investment in MEFC	-	(287,788)	(287,788)
Accrued interest included in note payable to managing directors	(4,000)	4,000	-
Issuance of members' equity in exchange for service	60,000	-	70,000
Increase (decrease) in cash from:
Prepaid expenses and other current assets	-	-	(25,000)
Accounts payable and accrued liabilities	1,713	141,794	352,474
Amounts payable to managing directors	334,769	353,388	1,097,655

Cash used for operating activities	(668,199)	(152,532)	(1,221,450)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(406,099)	(77,150)	(483,249)
Investments in intellectual property	(143,930)	(99,427)	(378,824)
Proceeds from sale of investment in MEFC	235,500	62,288	297,788
Loan receivable	-	-	(575,000)

Cash used for investing activities	(314,529)	(114,289)	(1,139,285)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of membership interests	2,438,000	550,000	4,078,000
Advances (repayments) on notes payable to managing directors	(40,000)	15,000	-

Cash provided by financing activities	2,398,000	565,000	4,078,000

INCREASE IN CASH AND EQUIVALENTS	1,415,272	298,179	1,717,265

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	301,993	3,814	-

CASH AND EQUIVALENTS, END OF PERIOD	$1,717,265	$301,993	$1,717,265

SUPPLEMENTAL CASH FLOWS INFORMATION

Cash paid for interest	$8,168	$-	$8,168

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING TRANSACTIONS

Loan receivable exchanged for intellectual property	$-	$-	$670,000

Liability to managing directors assumed in purchase of loan receivable	$-	$-	$95,000

Membership interest issued in exchange for accrued interest	$-	$7,500	$7,500

Property deposits included in accounts payable and accrued liabilities	$(214,325)	$214,325	$-

See notes to financial statements

 SILICA TECH, LLC

(A Developmental Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

1.   NATURE OF BUSINESS, ORGANIZATION AND GOING CONCERN

Silica Tech, LLC  ( the “Company”), formed in September 2004, seeks to commercialize its Plasma Outside/Inside technology and processes for the making of silicon used in the production of solar cells and other products for the rapidly growing solar energy industry.  The Company has not recognized any revenues to date; accordingly, it is classified as a development stage company.  See Note 5 for a description of the Company’s conversion to a corporation and related name change to US SolarTech, Inc., effective January 1, 2009.

The Company is subject to a number of risks similar to those of other development stage companies. Principal among these risks are dependence on key individuals, competition from substitute products and larger companies, the successful development and marketing of its products and the need to obtain additional financing necessary to fund future operations.

These financial statements have been prepared on the basis that the Company will continue as a going concern.  The Company is devoting substantially all of its efforts toward completing the final testing of its pilot system for the making of silicon using its patent pending intellectual property and has incurred operating losses since inception. The Company expects to complete its product testing during the second quarter of 2009. Final product testing costs together with general and administrative costs will result in continuing operating losses for the near term. The Company believes that its current resources are sufficient to satisfy these costs in 2009. However, to commercialize the product and to continue as a going concern, additional capital is required through the sale of equity and debt securities and through collaborative arrangements with partners.  If the Company is unable to obtain capital through these sources, it may have to seek other sources of capital or reevaluate its operating plans. Because of the shortage of silicon for the foreseeable future, the Company has already identified potential customers that have agreed to test sample product upon its availability. The accompanying financial statements do not include any adjustments that might be necessary in the event that the Company cannot continue as a going concern.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of certain accounting policies, as described in this note and elsewhere in the accompanying notes to the financial statements.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported revenues and expenses during the reporting period.   Actual results could differ from those estimates.

Cash Equivalents — The Company considers all short-term investments purchased with original maturities of three months or less to be cash equivalents.

Fixed Assets — Property and equipment are stated at cost. Depreciation on property and equipment is provided using the straight-line method over the estimated useful lives of the assets, which range from seven to ten years. Leasehold improvements are depreciated over the lesser of the estimated useful lives of the assets or the remaining lease term. Depreciation starts when the asset is placed into service.

Intangible Assets –Intangible assets subject to amortization primarily include the optical fiber related patents acquired from FiberCore and solar related patents pending for the making of silicon and thin-film for solar cells. Patent costs were $1,048,824 and $904,894 at December 31, 2008 and 2007, respectively.  These costs are presented net of accumulated amortization of $129,281 and $81,593 at December 31, 2008 and 2007, respectively.  The Company amortizes patented technology over its estimated remaining useful life, which is estimated at 13.5 years. The Company recorded amortization expense of $47,688 and $45,325 related to intangible assets with finite lives during 2008 and 2007, respectively. In each of the next five years amortization expense is projected to remain consistent with that reported during 2008 and 2007, and except for the capitalization of additional patent related costs, no adjustments were made during fiscal years  2008 and 2007 to intangible assets related to patents other than normal amortization. In April 2008, the Company filed its second thin-film patent application that relates to the use of plasma inside vapor deposition apparatus and method for making a multi-junction silicon-based integrated solar cell/module.

Impairment of Long - Lived Assets — Whenever events or circumstances change, the Company assesses whether there has been an impairment in the value of long-lived assets by determining whether projected non-discounted cash flows generated by the applicable asset exceed its net book value as of the assessment date. There were no impairments of the Company’s assets at the end of each period presented.

Revenue Recognition — Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed and determinable, delivery has occurred, and there is reasonable assurance of collection.

Research and Development — Research and development costs are expensed as incurred.

Income Taxes — The Company is organized as a limited liability company.  As such, it is exempt from federal and state income taxes.  Income of the Company is recognized by the members in their respective tax returns.  Effective January 1, 2009, the Company was converted to a taxable corporation.

Comprehensive Income (Loss) — The Company had no components of comprehensive income other than net loss in all of the periods presented.

Fair Value of Financial Instruments — SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of certain financial instruments.  The Company’s financial instruments consist of cash equivalents, accounts payable and accrued expenses. The estimated fair value of these financial instruments approximates their carrying value due to their short-term nature.

Concentration of Credit Risk — Financial instruments that subject the Company to credit risk consist of cash and equivalents on deposit with financial institutions, which may exceed federally insured limits.  The Company’s excess cash is invested in a money market account.

New Accounting Pronouncements — In September of 2006, the Financial Accounting Standards Board (“FASB”) issued FAS No. 157, “ Fair Value Measurement ” (“FAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements.  This statement is effective for fiscal years beginning after November 15, 2007, except for non-financial assets and liabilities measured at fair value on a non-recurring basis for which the effective date will be for fiscal years beginning after November 15, 2008, and is not expected to have a material impact on the Company's financial statements.

In February 2007, the FASB issued FAS No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB   Statement No. 115 ” (“FAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 was effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of FAS 159 as of January 1, 2008 did not have a material effect on our results of operations, cash flows or financial position.

In December 2007, the FASB issued FAS No. 141(R), “Business Combinations” (“FAS 141(R)”), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. FAS 141(R) is prospectively effective to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of FAS 141(R) on the Company's financial statements will be determined in part by the nature and timing of any future acquisition completed.

 In December 2007, the FASB issued FAS No. 160, “Non-controlling Interests in Consolidated Financial Statements (as amended)” (“FAS 160”), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report non-controlling (minority) interests in subsidiaries within equity, but separate from the parent’s equity. Moreover, FAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. FAS 60 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; earlier adoption is prohibited. The Company does not anticipate that FAS 160 will have a material effect on its financial statements.

In March 2008, the FASB issued FAS No. 161, “ Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133,” which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS No. 161 is effective beginning January 1, 2009. The Company is currently assessing the potential impact that adoption of SFAS No. 161 may have on its financial statements.

In May 2008, the FASB issued FAS No. 162, “ The Hierarchy of Generally Accepted Accounting Principles, ” which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States of America (the GAAP hierarchy). This statement is effective November 15, 2008, which is 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments of AU Section 411, The Meaning of Presents Fairly in Conformity with Generally Accepted Accounting Principles.” The Company is currently evaluating the impact that FAS 162 will have on its financial statements.

3.  TYCO AGREEMENT AND ASSET PURCHASE AND SETTLEMENT AGREEMENT

Between September 2004 and June 2005, the Company negotiated with Tyco International Ltd. (“Tyco”) in order to acquire Tyco’s loan and equity in FiberCore, Inc. In late August 2005, the Company raised approximately $1,100,000 from accredited investors and purchased from Tyco secured claims against FiberCore, Inc. of approximately  $8,800,000, $1,500,000 in secured claims against FiberCore USA, Inc. and all rights, title, and interest in Tyco’s equity interests in FiberCore, Inc. (collectively the “Tyco Claims”). The Tyco Claims included security interests in intellectual property and other assets. Silica paid a total of $670,000 for the Tyco Claims. Of the $670,000, the Company paid $575,000 in cash and assumed Tyco’s obligation to pay $95,000 to the Company’s three executive officers. Of the $95,000, $24,820 remained as a liability of the Company at December 31, 2007 and is included in “Due to managing directors.” This amount was paid during 2008.

In March 2006, the Company and FiberCore’s bankruptcy court-appointed trustee closed on an Asset Purchase and Settlement Agreement (the “Agreement”). Under the Agreement, the Company purchased substantially all of FiberCore’s assets for $1.1 million, which amount was credit bid, thereby reducing the Company’s $8,800,000 loan receivable to the lower of the deficiency claim of $7,700,000 ($8,800,000 less $1,100,000) and $7,500,000. FiberCore is currently in Chapter 7; accordingly, the Company has fully reserved for the $7,500,000 loan. As noted above, the Company had acquired the $8,800,000 loan at a cost of $670,000.  The purchase price of that receivable therefore is the net cost exchanged for the acquisition of the FiberCore assets. The allocation of this net purchase price of $670,000 consists of intellectual property of $570,000, an amount due from CommScope, Inc. (“CommScope”) of $75,000, a non-trade account receivable of $14,000, a 7% equity interest in Middle East Fiber Company (MEFC) of $10,000 and various other assets for $1,000. The $75,000 due from CommScope was received by the Company shortly after the closing.

The Company sold its interest in MEFC in December 2007 for net proceeds of $298,000 of which $62,000 was received in 2007 and $235,500 was received in 2008. The $235,500 of proceeds received in January 2008 are included in “Accounts receivable – other” on the balance sheet at December 31, 2007. The purchaser, Mr. Abdulaziz  M. Alnamlah, is the same individual who invested $2,000,000 into the Company in September 2008.  See Note 5 - Member Interests.

4.   FIXED ASSETS

Fixed assets consisted of the following at December 31:

	2008	2007

Pilot system equipment	$398,694	$291,475
Leasehold improvements	84,555	-
	483,249	291,475
Less accumulated depreciation	14,285	-
Fixed assets, net	$468,964	$291,475

The Company began depreciating the pilot system equipment in October 2008.

5.   MEMBER INTERESTS

From inception until December 31, 2008, the Company, as a limited liability company, received a total of $ 4,155,500 in capital contributions, as follows:

	Amount		% of Ownership

2005	$1,100,000		5.50%

2006	$—		N/A

2007	$557,500		2.79%

2008	$2,498,000	*	12.55%

* includes $60,000 with respect to the issuance of membership interests for services

The Company received a $2,000,000 investment in September 2008 pursuant to a subscription agreement dated September 30, 2008. This agreement anticipated the conversion of the Company from a limited liability company to a corporation within 120 days of the investment, which conversion occurred on December 11, 2008, effective January 1, 2009. As part of the conversion, the Company changed its name to US SolarTech, Inc. and, among other terms of the subscription agreement executed between the Company and the investor, $1,000,000 was invested in common stock and the other $1,000,000 was invested in 5% convertible, redeemable Series A Preferred Stock. The preferred stock is convertible into common stock at a price of $1.50 per share entitling the holder to a total of 666,666 shares. In addition, the investor received 300,000 warrants to purchase shares of the Company’s common stock, with an exercise price of $1.50 per share, and expiring September 30, 2011.

Effective January 1, 2009, the Company’s equity will be presented as follows:

Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 666,666 shares issued and outstanding	$1,000,000

Stockholders’ equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized; 12,666,666 shares issued and outstanding	$1,267
Additional paid in capital	3,154,233
Deficit accumulated during development stage	(2,572,357)
Total stockholders’ equity	$583,143

The Company has the right, but not the obligation, to redeem the Series A Preferred Stock at any time on or after March 30, 2009 through September 30, 2010 by paying to the holders of the Series A Preferred Stock the value of such stock plus a 30% annualized premium calculated in accordance with this provision or 2.5% per month.  To so redeem, the Company would pay an amount equal to the sum of: (i) the aggregate conversion price of the Series A Preferred Stock being redeemed, plus (ii) a premium equal to the product of (x) the number of completed months elapsed between the Issue Date and (y) the product of the aggregate conversion price of the Series A Preferred Stock being redeemed at 2.5%.

In the event the Company so redeems, the Company is required to provide the Holders of the Series A Preferred Stock with a notice delivered at least 30 calendar days prior to the proposed redemption date (the “Redemption Notice”).  Upon receipt of the Redemption Notice, Holders of the Series A Preferred Stock may, within 15 calendar days of receipt of a Redemption Notice, elect to convert their Shares of Series A Preferred Stock into Common Stock.

Notwithstanding the Company’s right to redeem the Series A Preferred Stock, the Company shall be obligated to redeem at the end of the two year redemption period the then amount of outstanding Series A Preferred Stock.

In the event that the equity of the Company is publicly traded and the Company’s market capital based on a previous 30 day weighted average closing price is greater than USD $30 million, each share of Series A Preferred Stock shall automatically convert into shares of common stock.  “Publicly Traded” means that the securities of the Company have been registered under the Securities Exchange Act of 1934 and are validly trading on the Pink Sheets, OTC Bulletin Board, NASDAQ Capital Market, NASDAQ National Market, New York Stock Exchange, American Stock Exchange or another recognized U.S. national market.

In the event that (i) the Company is publicly traded, and (ii) the Company’s market capital based on a previous 30 day weighted average price is at least USD $20 million, the holder of the  Series A Preferred Stock  (the “Series A Holder”) shall have the right to convert such shares into common stock on the first business day of each calendar quarter, provided, that the aggregate conversion price of the shares of Series A Preferred Stock being converted shall equal at least $500,000, and shall be in additional increments equal to at least $200,000.

In connection with the Company’s plans to be publicly traded, the Company converted from a Connecticut limited liability company to a Delaware corporation and changed its name to US SolarTech, Inc. effective January 1, 2009.

In connection with the conversion, the Company issued to the investor warrants to purchase 45,000 shares of the Company’s common stock with an exercise price of $1.75 per share, expiring January 1, 2012.

The holder of the Series A preferred stock shall be entitled to elect one director to the Company’s Board of Directors, provided that such right shall expire at such time when the holder’s equity interest in the Company represents less than 5% of the Company’s equity on a fully diluted basis.

In connection with the conversion, the terms of the Operating Agreement, and the Company’s desire to file an S-1 resale registration statement, members that invested $2,137,500, excluding the $2,000,000 September 2008 investment, executed a Waiver and Consent in connection with the conversion and the filing.  Pursuant to the Waiver and Consent, members received 1,425,000 shares of the Company’s common stock,  and warrants to purchase a pro rata portion of 385,625 shares of the common stock, with an exercise price of $1.50 per share, and the right to receive $418,250 as set forth below.

The Company will pay the $418,250 to such members, pro-rata, in accordance with the terms of their respective Subscription Agreements, as follows:

$275,000	Upon receipt by the Company of the next $6 million of equity investment, estimated by June 2009.

$113,250	At such time as the first 3 silicon producing systems are operational and producing commercially saleable product, estimated by October 2009.

$30,000	At such time as the first 9 silicon producing systems are operational and producing commercially saleable product, estimated by February 2010.

6.    RELATED PARTY TRANSACTIONS

As of December 31, 2008, the Company was managed by the three managing directors of Silica Tech Holdings, LLC (“Holdings”), a company formed in September 2004. Holdings was the majority owner of the Company, owning approximately 79% of the Company as of December 31, 2008.

In December 2006, two of three managing directors agreed to lend the Company up to a total of $50,000 in exchange for a 10% secured promissory note, payable on demand; however, only $40,000 was advanced. Of the $40,000, $25,000 was advanced in December 2006 and $15,000 in January 2007. These loans and $4,000 of accrued interest are included in notes payable to managing directors on the Company’s balance sheets at December 31, 2007 and were repaid together with additional accrued interest in December 2008.

Under the terms of the Company’s operating agreement then in effect, Holdings was entitled to $300,000 in annual management fees, 10% of operating income and a 10% placement fee.  However, Holdings waived its right to such placement fee. In addition, the managing directors are entitled to expense reimbursement, including reimbursement for personal health insurance premiums. Included in Due to Managing Directors on the balance sheet at December 31, 2008 are amounts due to Holdings totaling approximately $1,192,000, including management fees of $986,000, $56,000 in insurance premiums, and $150,000 in expenses.

In connection with the Company’s conversion to a Delaware corporation and its seeking to have its stock publicly traded, the Company plans to re-structure the compensation arrangement by increasing the $300,000 base fee, reducing the 10% incentive fee and issuing restricted stock to the three managing directors. Holdings has elected to waive the 10% placement fee otherwise payable to Holdings and assignable to the executive officers, and, accordingly, the $ 415,550 fee for the raising of $ 4,155,500 is not included in the Company’s financial statements at December 31, 2008.

7.   COMMITMENTS

The Company has a month-to-month lease for its pilot facility, which provides for a right of first refusal to purchase the facility, and a sublease for its corporate office which expires in October 2009.  Rent expense was $48,000 and $8,000 in 2008 and 2007, respectively.

8.   LITIGATION

On February 17, 2006, the Company filed a declaratory-judgment action against J-Fiber GmbH, (“J-Fiber”), in the United States District Court for the District of Massachusetts.  The action is captioned Silica Tech, L.L.C. v. J-Fiber, GmbH , 06-CV-10293 (D. Mass.).  The action seeks to establish that the Company owns free and clear of any claims of J-Fiber, all right, title and interest in and to patents and patent applications (together, “Patent Assets”) of FiberCore, Inc. (“FiberCore”).  The Company acquired the Patent Assets in FiberCore’s bankruptcy proceedings.  J-Fiber is the successor-in-interest of FiberCore’s former subsidiary, FiberCore Jena AG (“FC Jena”).

The Company’s acquisition of the Patent Assets from FiberCore was approved by a February 3, 2006 order of the United States Bankruptcy Court for the District of Massachusetts In re: FiberCore, Inc. , No. 03-46551 (the “Bankruptcy Court Order”).  The Bankruptcy Court Order permitted the sale to the Company subject to certain “Surviving Claims” retained by J-Fiber.  According to the Bankruptcy Court Order, the Surviving Claims were limited to in rem claims against the Patent Assets and “shall not in any manner constitute claims against [the Company] ” (emphasis added).

On August 28, 2006, J-Fiber filed an Amended Answer, Counterclaim, and Jury Demand claiming that it is the rightful owner of the Patent Assets.  On September 25, 2006, the Company filed its answer to J-Fiber’s Counterclaim.  Discovery commenced in the summer of 2007.  On July 2, 2007, the court ordered J-Fiber to file a statement concerning its contention that German law applies to the case, and gave the Company an opportunity to respond.  J-Fiber filed its statement on July 25, 2007, largely relying on a Preliminary Statement Regarding Applicable Principles of German and European Union Law, which it had filed on March 23, 2007.  The Company filed its response on September 17, 2007 (followed by a corrected copy on October 2, 2007), arguing that Massachusetts law should govern the case and that German law is inapplicable.   On November 9, 2007, the court referred the case to Magistrate Judge Marianne B. Bowler for determination of the applicability of German law.

On December 31, 2007, the Company filed a motion for judgment on the pleadings seeking dismissal of J-Fiber’s counterclaims pursuant to Federal Rule of Civil Procedure 12(c) (the “12(c) Motion”).  The Company argued that none of the counterclaims qualifies as a “Surviving Claim” permitted by the Bankruptcy Court Order and that each counterclaim fails as a matter of law on independent grounds.

On January 4, 2008, the Company filed a stay motion requesting, among other things,   that the court stay depositions, and its determination of the applicability of German law, pending disposition of the 12(c) Motion.  On January 8 and 9, 2008, the court referred the stay motion and case management to Magistrate Judge Bowler.  On January 10, 2008, J-Fiber filed its opposition to the Company’s stay motion.  At a conference on January 15, 2008, Magistrate Judge Bowler granted the Company’s request to stay depositions pending resolution of the 12(c) Motion, but denied the request to stay the determination of the applicability of German law.

On January 16, 2008, the court referred the 12(c) Motion to Magistrate Judge Bowler.  On February 16, 2008, J-Fiber filed its opposition to the 12(c) Motion.  On April 1, 2008, Magistrate Judge Bowler heard argument on the 12(c) Motion, but not on the applicability of German law.  During the hearing, J-Fiber’s counsel clarified that J-Fiber’s counterclaims are in rem claims against the Patent Assets and are not damages claims against the Company.  At the end of hearing, Judge Bowler took the motion under advisement.  The motion remains pending.

This action is at an early stage, as discovery has not been completed and depositions have not been taken, and management and the Company’s legal counsel cannot predict its outcome. Management intends to vigorously prosecute the case against J-Fiber and defend against J- Fiber’s counterclaims. In the event that the Company does not prevail,  management believes  that pursuant to the Agreement between the Company and FiberCore’s Trustee, the Company would retain a $7,500,000 claim against J-Fiber secured by the Patent Assets.

On January 20, 2009, the Company filed a complaint against J-Fiber in the United States District Court for the Southern District of New York asserting claims in excess of 2,000,000 Euros for breach of contract with respect to a license agreement that the Company acquired as part of the Asset Purchase and Settlement Agreement, along with two tort claims for the misappropriation of trade secrets and unjust enrichment.

Litigation against the Company’s Executive Officers

In or about March 2004, FC Jena filed for receivership in Germany.  Approximately two months later, J-Fiber, which is controlled and managed by parties who were employed by and associated with FC Jena, GmbH acquired the assets of FC Jena.  In December 2005, J-Fiber filed an action in Gera, Germany, reference number 1HKO 296/05 against Messrs. Aslami and DeLuca, two of Silica Tech Holdings’ managing members, with respect to a multi-party transaction among a subsidiary of Tyco International, Ltd, FiberCore, FC Jena, and Xtal Fibras Opticas S.A. Brazil, a company 90% owned by FiberCore. As part of the transaction, Tyco loaned $1,500,000 to a wholly-owned subsidiary of FiberCore, collateralized by a secured lien on $3,000,000 of newly purchased specialized equipment used in  the making of preforms, the raw material for making optical fiber.  Title to the equipment was transferred to the subsidiary from Xtal in consideration of Xtal being discharged from certain obligations both to FiberCore as well as to FC Jena. FC Jena received a 16% interest in the subsidiary as well as other consideration.

J-Fiber claims that defendants Aslami and DeLuca, who served as members of FCJ’s supervisory and executive boards, respectively, breached their fiduciary duties to FC Jena in the transaction, in that the equipment had no value and, accordingly, the 16% interest that FC Jena received did not have any value; FiberCore held the remaining 84%.

Defendants Aslami and DeLuca filed a brief challenging the claim and submitted supporting documentation as to the then $3,000,000 valuation, a Bill of Sale, as well as FC Jena’s valid approval for the transaction.

In December 2006, J-Fiber filed a second suit in Gera, Germany, reference number 1HKO-242/06, claiming that in 2001, Messrs. Aslami, DeLuca, and Phillips, through the use of service, sales and other agreements, improperly transferred funds from FCJ to FiberCore, Inc. for services J-Fiber claims were never rendered to FC Jena.

 Defendants Aslami, DeLuca, and Phillips filed several briefs challenging the claim and submitted supporting documentation, including a Management Report from FC Jena’s auditors, Deloitte & Touche, confirming FiberCore’s rendering of the services in question.

On November 12, 2007, a court hearing was held in Gera, Germany for both cases. The defendants, including Mr. Phillips, who was added as a defendant, presented their supporting documentation and responded to numerous questions from the judge. Mr. Phillips served as a director, Chief Financial Officer (July 2000 to July 2001) and a consultant to FiberCore and as a member of FC Jena’s supervisory board. The judge provided a summary of the proceedings and allowed both parties to submit follow-up briefs.  The judge also informed both parties that a new judge would be assigned to both cases, as she would be taking a personal leave.

At the hearing, J-Fiber served upon Messrs. Aslami, DeLuca and Phillips an amended complaint in case 1HKO-250/06 that extended J-Fiber’s claims to cover years 2002 and 2003, in addition to 2001.

In April 2007, a new judge was assigned and called for a second hearing for both cases to be held in Germany on September 7, 2008.

At the September 7, 2008  hearing, the judge stated for the 296/05 case that he was going to solicit an independent equipment valuation in order to to determine the value of the specialized equipment at the time of the transaction.  In the 295/06 case, the court indicated its inclination to dismiss the case, but agreed to allow J-Fiber to introduce an additional witness, the Deloitte & Touche audit partner, at a future hearing.  A new hearing date has not been set.

To date, the executives have only sought and received from the Company reimbursement for their trips to Germany for the two hearings. The executives and their German law counsel intend to vigorously defend against the claims against them and believe that the claims are without merit.

The Company believes that the lawsuits were brought against the executives on account of their current executive positions with the Company and as leverage against the Company in the POVD patent litigation and other pending actions against J-Fiber, as confirmed by the testimony of J-Fiber’s own counsel during the first hearing.  Accordingly, the executives would be entitled to indemnification from the Company with respect to legal fees and liability, if any, arising from the German lawsuits pursuant to the Company’s existing indemnification obligations.

9.  SUBSEQUENT EVENTS

In March 2009, the Company filed an S-1 registration statement with the SEC in order to register 14,018,956 shares of $.0001 par value common stock comprised of: 12,666,666 shares of common stock held by stockholders, 666,666 shares of common stock issuable upon the conversion of Series A Preferred Stock, par value $.0001, issued to the $2,000,000 investor and 685,624 shares of common stock issuable upon the exercise of warrants to purchase common stock held by certain stockholders. See Note 5 - Member Interests.

This prospectus is part of a registration statement we filed with the SEC.  You should rely on the information or representations provided in this prospectus.  We have authorized no one to provide you with different information.  The selling security holders described in this prospectus are not making an offer in any jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

14,018,956 SHARES

US SOLARTECH, INC

COMMON STOCK

PROSPECTUS

US SolarTech, Inc.
199 Main Street Suite 708
White Plains, New York 10601
(914) 287-2423

April__, 2009

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

In May 2008 we paid $12,000 to Philip Yu constituting 6% of a $ 200,000 investment in us by Wang Hong.   Both Messrs.  Hong and Yu reside outside of the United States and the transaction took place outside of the United States.

Item 14.  Indemnification of Directors and Officers.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties.  This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers, and controlling persons pursuant to provisions of the articles of incorporation and bylaws, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification by such director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding is asserted by such director, officer, or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, except as disclosed above in “Litigation,” there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted.  Except as disclosed above in “Litigation,” we are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.  See “Litigation.” Notwithstanding the bylaws, each executive officer and director will enter into a separate indemnification agreement with us.

Item 15.  Recent Sales of Unregistered Securities.

We engaged in the following unregistered sales of securities during the past three years:

•
On March 5, 2006, we sold a membership interest in Silica Tech, LLC to Jacob and Susan Alpert for proceeds of $100,000.  Such membership interest was converted into 66,667 shares of our common stock as of January 1, 2009.  Jacob and Susan Alpert also received warrants to purchase 17,329 shares of our common stock in connection with the conversion.

•
On March 25, 2007, we sold a membership interest in Silica Tech, LLC to David M. Peeples, MD Trust of David M. Peeples MD U/A, dated November 4, 1993 for proceeds of $100,000.  Such membership interest was converted into 66,667 shares of our common stock as of January 1, 2009.  The trust also received warrants to purchase 17,329 shares of our common stock in connection with the conversion.

•
On March 25, 2007, we sold a membership interest in Silica Tech, LLC to Daniel Phillips Legacy Trust, dated March 1, 1991, for proceeds of $500,000 and the conversion of $7,500 of accrued interest into equity, for a total of $507,500.  Of that amount, $300,000 was received in 2007 ($100,000 of which was a nine month loan that was converted into equity), $200,000 in January 2008 and $7,500 of interest was converted in 2007.  Such membership interest converted into 338,333 shares of our common stock as of January 1, 2009.  The trust also received warrants to purchase 135,149 shares of our common stock in connection with the conversion.

•
On March 28, 2007, we sold a membership interest in Silica Tech, LLC to Frank Megargel for proceeds of $50,000.  Such membership interest was converted into 33,333 shares of our common stock as of January 1, 2009.  Frank Megargel also received warrants to purchase 8,665 shares of our common stock in connection with the conversion.

•
On March 6, 2008, we sold a membership interest in Silica Tech, LLC to Wang Hong for proceeds of $200,000.  Such membership interest was converted into 133,333 shares of our common stock as of January 1, 2009.  Wang Hong also received warrants to purchase 34,658 shares of our common stock in connection with the conversion.

•
On May 9, 2008 we granted a membership interest in Silica Tech, LLC to Robert Lajoie in connection with his signing an offer letter from us.  Such membership interest was converted into 10,000 shares of our common stock as of January 1, 2009.  Robert Lajoie also received warrants to purchase 2,250 shares of our common stock in connection with the conversion

•
On May 30, 2008 we sold a membership interest in Silica Tech, LLC to James Frenzel for proceeds of $50,000.  Such membership interest was converted into 33,333 shares of our common stock as of January 1, 2009.  James Frenzel also received warrants to purchase 7,500 shares of our common stock in connection with the conversion.

•
On June 30, 2008 we granted a membership interest in Silica Tech, LLC to Outside Counsel Solutions, Inc. in exchange for the providing of services.  Such membership interest was converted into 10,000 shares of our common stock as of January 1, 2009.   Outside Counsel Solutions also received warrants to purchase 2,250 shares of our common stock in connection with the conversion.

•
On September 30, 2008, we sold a membership interest in Silica Tech, LLC to Abdulaziz M. Alnamlah for total proceeds of $2,000,000.  Specifically, pursuant to the terms and conditions of the investment, such membership interest was converted into 666,666 shares of our common stock and 666,667 of shares our Series A Preferred Stock as of January 1, 2009.  Abdulaziz M. Alnamlah also received warrants to purchase 300,000 shares of our common stock in connection with the conversion.

•
On October 21, 2008, we granted a membership interest in Silica Tech, LLC to Dau Wu, in exchange for the providing of services.  Such membership interest was converted into 20,000 shares of our common stock as of January 1, 2009.  There were no warrants given.

The sales and issuances of securities in the transactions described above were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated there under or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.  The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.  All recipients had adequate access, through their relationship with the company, to information about us.

We engaged in no underwritten offerings in connection with any of the transactions set forth in Item herein or any other offering during the past three years.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Certificate of Incorporation of US SolarTech, Inc.
3.2	Bylaws of US SolarTech, Inc.
4.1	Subscription Agreement, dated September 30, 2008 entered into between Silica Tech, LLC and Abdulaziz M. Alnamlah.
4.2	Letter Agreement, dated September 30, 2008 between Silica Tech, LLC and Abdulaziz M. Alnamlah.
4.3	Form of Warrant
5.1	Legality Opinion of Daniel E. Baron, Esq.*
10.1	Stock Purchase Agreement, dated October 21, 2007.
10.2	Lease Agreement, dated February 15, 2008.
21	Subsidiaries of US SolarTech, Inc.
23.1	Consent of Daniel E. Baron, Esq.*
23.2	Consent of Stowe & Degon LLC

* to be provided by amendment.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York on April 14, 2009.

US SOLARTECH, INC.

By:	/s/ Mohd Aslami
Name: Mohd Aslami
Title: Chief Executive Officer, President and Chief Technology Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mohd Aslami	Director, CEO, President, and CTO	April 14, 2009
Mohd Aslami

/s/ Charles DeLuca	Director, Executive Vice President,	April 14, 2009
Charles DeLuca	Business Development

/s/ Steven Phillips	Director, Executive Vice President, Chief	April 14, 2009
Steven Phillips	Financial Officer

/s/ Vinod K. Sareen		April 14, 2009
Vinod K. Sareen	Director

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Incorporation of US SolarTech, Inc.
3.2	Bylaws of US SolarTech, Inc.
4.1	Subscription Agreement, dated September 30, 2008 entered into between Silica Tech, LLC and Abdulaziz M. Alnamlah.
4.2	Letter Agreement, dated September 30, 2008 between Silica Tech, LLC and Abdulaziz M. Alnamlah.
4.3	Form of Warrant
5.1	Legality Opinion of Daniel E. Baron, Esq.*
10.1	Stock Purchase Agreement, dated October 21, 2007.
10.2	Lease Agreement, dated February 15, 2008.
21	Subsidiaries of US SolarTech, Inc.
23.1	Consent of Daniel E. Baron, Esq.*
23.2	Consent of Stowe & Degon LLC

* to be provided by amendment